Exhibit 99.1

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Horizon Medical Products, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Medical Products, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Medical Products, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) on January 1, 2002.

/s/    Grant Thornton LLP

Atlanta, Georgia

February 13, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Horizon Medical Products, Inc.:

In our opinion, the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2001 present fairly, in all material respects, the results of operations and cash flows of Horizon Medical Products, Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our original opinion dated February 26, 2002, except for Notes 6, 9, 12 and 17 to the consolidated financial statements included in the Company’s December 31, 2001 Form 10-K as to which the date was April 15, 2002, contained a paragraph referring to the Company’s senior loan agreement which required compliance with certain financial covenants, the compliance with which could not be objectively determined. This matter raised substantial doubt about the Company’s ability to continue as a going concern. As described in Note 18 to the consolidated financial statements included in the Company’s Registration Statement on Form S-1/A dated September 11, 2002, the Company sold its distribution segment on September 3, 2002. The Company used $7.8 million of the proceeds to pay off the revolving portion of the indebtedness under the senior loan agreement. This event alleviates the substantial doubt regarding the Company’s ability to continue as a going concern. Accordingly, the paragraph referred to above has been removed.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

February 26, 2002, except for Notes 6, 9, 12 and 17

to the consolidated financial statements included in the Company’s

Registration Statement on Form S-1/A dated September 11, 2002,

as to which the date is April 15, 2002 and Note 18,

to the consolidated financial statements included in the Company’s

Registration Statement on Form S-1/A dated September 11, 2002,

as to which the date is September 9, 2002

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$1,806,444	$3,711,514
Accounts receivable—trade (net of allowance for doubtful accounts of $473,006 and $433,956 as of December 31, 2003 and 2002, respectively)	4,523,643	3,037,974
Inventory, net	5,551,794	5,607,965
Prepaid expenses and other current assets	264,249	515,077

Total Current Assets	12,146,130	12,872,530
Property and equipment, net	2,040,313	2,199,307
Goodwill, net	15,650,356	15,650,356
Intangible assets, net	5,343,403	6,361,844
Other assets	6,229	106,088

Total Assets	$35,186,431	$37,190,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable—trade	$1,042,897	$807,146
Accrued salaries and commissions	558,484	279,346
Accrued interest	81,233	122,645
Other accrued expenses	265,791	651,199
Current portion of long-term debt	1,396,824	1,552,782

Total Current Liabilities	3,345,229	3,413,118
Long-term debt, net of current portion	16,999,228	18,341,903
Other liabilities	90,166	104,963

Total Liabilities	20,434,623	21,859,984

Commitments and contingent liabilities (Notes 12)

Shareholder’s Equity:
Preferred stock, no par value; 5,000,000 shares authorized, none issued and outstanding Common stock, $.001 par value per share; 100,000,000 shares authorized, 43,855,253 and 33,415,876 shares issued and outstanding as of December 31, 2003 and 2002, respectively	43,855	33,416
Additional paid in capital	74,953,722	74,839,389
Shareholders’ note receivable	(86,544)	(170,831)
Accumulated deficit	(60,159,225)	(59,371,833)

Total Shareholders’ Equity	14,751,808	15,330,141

Total Liabilities and Shareholders’ Equity	$35,186,431	$37,190,125

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Net sales	$27,975,452	$21,711,644	$24,700,813
Cost of good sold	11,248,026	9,343,068	11,409,825

Gross profit	16,727,426	12,368,576	13,290,988
Selling, general and administrative expenses	15,096,929	16,109,932	16,043,275

Income (loss) from operations	1,630,497	(3,741,356)	(2,752,287)
Other income (expense):
Loss on early extinguishment of debt	—	(6,641,015)	—
Interest expense, net	(2,372,619)	(2,845,894)	(2,207,431)
Other (expense) income	(45,270)	(14,884)	67,775

	(2,417,889)	(9,501,793)	(2,139,656)

Loss before income taxes	(787,392)	(13,243,149)	(4,891,943)
Income tax provision (benefit)	—	—	—

Loss from continuing operations	(787,392)	(13,243,149)	(4,891,943)
Discontinued operations:
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	—	3,174,623	(230,972)
Effect of a change in accounting principle pursuant to SFAS 142	—	(16,101,900)	—

Net loss	$(787,392)	$(26,170,426)	$(5,122,915)

Loss from continuing operations per share—basic and diluted	$(0.02)	$(0.64)	$(0.37)
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	—	0.15	(0.02)
Effect of a change in accounting principle pursuant to SFAS 142	—	(0.78)	—

Net loss per share—basic and diluted	$(0.02)	$(1.27)	$(0.38)

Weighted average common shares outstanding—basic	36,655,934	20,684,670	13,366,278

Weighted average common shares outstanding—diluted	36,655,934	20,684,670	13,366,278

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002, and 2001

	Number of Shares	Common Stock	Additional Paid in Capital	Shareholders Notes Receivable	Accumulated Deficit	Total
Balance, December 31, 2000	13,366,278	$13,366	$51,826,125	$(1,428,939)	$(28,078,492)	$22,332,060
Net decrease in shareholders’ notes receivable				812,999		812,999
Issuance of warrant (Note 6)			260,000			260,000
Net loss					(5,122,915)	(5,122,915)

Balance December 31, 2001	13,366,278	13,366	52,086,125	(615,940)	(33,201,407)	18,282,144
Issuance of common stock (Note 6)	19,995,398	19,996	22,218,589			22,238,585
Exercise of stock options	54,200	54	24,536			24,590
Net decrease in shareholders’ notes receivable				445,109		445,109
Issuance of warrants (Note 6)			770,139			770,139
Termination of warrant (Note 6)			(260,000)			(260,000)
Net loss					(26,170,426)	(26,170,426)

Balance at December 31, 2002	33,415,876	33,416	74,839,389	(170,831)	(59,371,833)	15,330,141
Conversion of debt holders (Note 6)	9,950,000	9,950	89,550			99,500
Net decrease in shareholders’ notes receivable				84,287		84,287
Exercise of warrants (Note 6)	446,177	446	(446)			0
Exercise of stock options	43,200	43	25,229			25,272
Net loss					(787,392)	(787,392)

Balance at December 31, 2003	43,855,253	$43,855	$74,953,722	$(86,544)	$(60,159,225)	$14,751,808

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(787,392)	$(26,170,426)	$(5,122,915)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts			554,962
Depreciation expense	624,128	731,525	883,510
Amortization of intangibles	1,405,851	1,518,588	2,706,905
Amortization of discount			41,370
Non-cash increase in notes receivable—shareholders			(87,001)
Non-cash compensation charge		1,555,468
Impairment charge		16,101,900
Loss on extinguishment of debt		5,443,515
Gain on disposition of distribution segment		(2,953,100)
Loss on sale of property and equipment		3,071
(Increase) decrease in operating assets and liabilities, net:
Accounts receivable, trade	(1,485,669)	411,574	3,845,754
Inventories	56,171	1,099,985	1,604,540
Prepaid expenses and other assets	108,997	151,746	391,745
Income tax receivable	(55,725)		1,903,802
Accounts payable, trade	235,750	(951,086)	193,336
Accrued expenses and other liabilities	(106,754)	(1,013,456)	(557,102)

Net cash (used in) provided by operating activities	(4,643)	(4,070,696)	6,358,906

Cash flows from investing activities:
Capital expenditures	(465,134)	(343,123)	(283,109)
Acquisition of intangible assets	(387,409)	(134,568)
Cash proceeds from sale of IFM			2,250,500
Proceeds from disposition of distribution segment	241,690	12,307,722
Payment of short-term bridge loan by shareholder			474,390
Proceeds from shareholders notes receivable	84,287	445,109
Proceeds from sale of property and equipment		17,488

Net cash (used in) provided by investing activities	(526,566)	12,292,628	2,441,781

Cash flows from financing activities:
Proceeds from issuance of long term debt	467,678	68,626,877	63,729,884
Principal payments on long term debt	(1,866,811)	(74,284,686)	(69,507,247)
Change in restricted cash		24,271	349,427
Debt issuance costs		(1,650,087)	(179,214)
Exercise of stock options	25,272	24,590
Change in cash overdraft			(609,176)

Net cash used in financing activities	(1,373,861)	(7,259,035)	(6,216,326)

Net (decrease) increase in cash and cash equivalents	(1,905,070)	962,897	2,584,361
Cash and cash equivalents, beginning of year	3,711,514	2,748,617	164,256

Cash and cash equivalents, end of year	$1,806,444	$3,711,514	$2,748,617

See Note 13 for additional supplemental disclosures of cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2003, 2002, And 2001

1. Description of Business

Horizon Medical Products, Inc. (including its subsidiaries, the “Company”), headquartered in Manchester, Georgia, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company’s oncology product lines include implantable ports, tunneled central venous catheters, and stem cell transplant catheters used primarily in cancer treatment protocols. The Company has a complete line of acute and chronic dialysis catheters used for kidney failure patients.

2. Summary of Significant Accounting Policies

Following is a summary of significant accounting policies utilized in the consolidated financial statements which were prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation.    The consolidated financial statements and notes thereto include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition.    Revenue from product sales is recognized upon shipment to customers, as the Company generally has no significant post delivery obligations, the product price is fixed and determinable, collection of the resulting receivable is probable, and product returns are reasonably estimable. Provisions for discounts, rebates to customers, returns and other adjustments are made in the period the related sales are recorded.

The Company has reviewed the requirements of Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements, as amended, and SAB 104, Revenue Recognition, and believes that its existing accounting policies are consistent with the guidance provided in the SABs.

Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash.    As a result of the sweep arrangement related to the Company’s lockbox, the Company’s right to withdraw, transfer or pay funds from the lockbox has been terminated. Accordingly, the lockbox balance is recorded as restricted cash. As of December 31, 2003 and 2002, restricted cash amounted to $7,353 and $55,043, respectively.

Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts based upon the expected collectibility of the accounts receivable. When amounts are determined to be uncollectible, they will be charged to operations.

Inventories.    Raw materials, work in process, purchased finished goods, and manufactured finished goods are stated at the lower of cost or market using the first-in, first-out method for determining costs. Standard cost, which approximates actual cost, is used to value work in process and manufactured finished goods. Standard cost includes direct labor, raw materials, and manufacturing overhead.

Property and Equipment.    Property and equipment are carried at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred; betterments that materially prolong the lives of the assets are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts, and the related gain or loss on such dispositions is

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

recognized currently. Depreciation is calculated using the straight-line method or double declining balance method over the estimated useful lives of the property and equipment. The lives of the assets range from five to seven years for equipment, five to ten years for improvements, and primarily 31.5 years for buildings. Property and equipment acquired under capital lease agreements are carried at cost less accumulated depreciation. These assets are depreciated in a manner consistent with the Company’s depreciation policy for purchased assets.

Goodwill and Other Intangible Assets.    Goodwill, the excess of purchase price over the fair value of net assets acquired in purchase transactions, was previously being amortized on a straight-line basis over periods ranging from 15 to 30 years. Amounts paid or accrued for non-compete and consulting agreements are amortized using the straight-line method over the term of the agreements. Patents are amortized on a straight-line basis over the remaining lives of the related patents at the date of acquisition, which range from 12 to 15 years. Debt issuance costs are amortized using the straight-line method, which approximates the effective interest method, over the estimated term of the related debt issues.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 supercedes APB No. 17 and requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142 on January 1, 2002, the Company recognized an estimated impairment loss of approximately $16.1 million related to its distribution reporting unit. In addition, the Company ceased amortization of its goodwill. The Company’s goodwill amortization was approximately $1.3 million during the year ended December 31, 2001. See Note 5 for the Company’s expected future amortization charges after adoption of SFAS No. 142.

Long-Lived Assets.    The Company evaluates long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is based on undiscounted future projected cash flows of the asset or asset group. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the assets. Fair value is generally determined by discounting future projected cash flows of the asset or asset group under review.

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, as well as certain other accounting standards, establishes a single accounting model based on framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, including segments of a business accounted for as discontinued operations. The impact of adopting SFAS No. 144 did not have a material impact on the Company’s financial statements.

Research and Development.    Research and development costs are charged to expense as incurred and were approximately $973,000, $654,000 and $125,200 during the years ended December 31, 2003, 2002 and 2001.

Advertising.    Advertising costs are expensed when incurred. Advertising expense was $478,172, $431,074, and $340,393 for the years ending December 31, 2003, 2002 and 2001, respectively.

Income Taxes.    The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

The amounts recognized are based on enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not expected to be realized.

Stock-Based Compensation.    SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of APB No. 25, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the stock.

Stock based transactions with persons or entities other than employees are measured at fair value and are reported as expense or an exchange of assets, as appropriate, under the provisions of SFAS No. 123.

The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan. Accordingly, no compensation expense has been recognized by the Company for fixed stock option awards under the Incentive Plan. Had compensation expense for options granted under the Company’s Incentive Plan and outside of the Company’s Incentive Plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2003	2002	2001
Net loss:
As reported	$(787,392)	$(26,170,426)	$(5,122,915)
Pro forma	$(2,470,644)	$(27,082,192)	$(5,509,142)
Net loss per share—basic and diluted:
As reported	$(.02)	$(1.27)	$(.38)
Pro forma	$(.07)	$(1.31)	$(.41)

The pro forma amounts reflected above are not representative of the effects on reported net income (loss) in future years because, in general, the options granted have different vesting periods and additional awards may be made each year.

The Company elected to use the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following weighted average assumptions were used to derive the fair values:

	2003	2002	2001
Dividend yield	$0	$0	$0
Expected life (years)	5	5	5
Expected volatility	108.4%	150.28%	112.20%
Risk free interest rate	2.97%-4.01%	2.14%-5.17%	2.32%-4.51%

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Derivative Financial Instruments.    Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires all derivatives to be measured at fair value and recognized as either assets or liabilities on the balance sheet. Changes in such fair value are required to be recognized immediately in net income to the extent the derivatives are not effective as hedges. The Company does not hold derivative instruments or engage in hedging activities.

Financial Instruments.    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the long-term debt approximates fair value because primarily all of the underlying instruments are at variable interest rates which reprice frequently.

Earnings Per Share.    The calculation of basic earnings per share only takes into consideration income (loss) available to common shareholders and the weighted average of shares outstanding during the period, while diluted earnings per share takes into effect the impact of all additional common shares that would have been outstanding if all potential common shares related to options, warrants, and convertible securities had been issued, as long as their effect is dilutive.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications.    Certain reclassifications have been made to the previous years’ consolidated financial statements in order to make them comparable to the current year’s presentation. These reclassifications had no impact on previously reported shareholders’ equity, net income (loss) or cash flows (used in) provided by operating activities.

Other Recently Issued Accounting Standards.    In April 2002, the FASB issued SFAS No. 145. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The impact of adopting SFAS 145 did not have a material effect on the Company’s financial statements.

In September 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal. SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of adopting SFAS 146 did not have a material effect on the Company’s financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On December 31, 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for companies that voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. There was no material effect from adoption of this pronouncement.

The FASB issued Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, in April 2003. Statement 149:

•	clarifies implementation issues raised by constituents regarding the following:

•	what is meant by an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors;

•	what is meant by underlying; and

•	how to identify a derivative that contains a financing element;

•	amends Statement 133, Accounting for Derivative Instruments and Hedging Activities (AC Section D50), to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable;

•	amends Statement 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option; and

•	amends other pronouncements.

The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following:

•	guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning prior to June 15, 2003 should continue to be applied according to the effective dates in those issues; and

•	guidance relating to forward purchase and sale agreements involving when-issued securities should be applied to both existing contracts and new contracts entered into after June 30, 2003.

There was no material effect from adoption of this pronouncement.

The FASB issued Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in May 2003. Statement 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in the fair value or the redemption amount, as applicable, in earnings. Statement 150 requires an issuer to classify the following financial instruments as liabilities:

•	mandatorily redeemable preferred and common stocks;

•	forward purchase contracts that obligate the issuer to repurchase shares of its stock by transferring assets;

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

•	freestanding put options that may obligate the issuer to repurchase shares of its stock by transferring assets; and

•	freestanding financial instruments that require or permit the issuer to settle an obligation by issuing a variable number of its shares if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:

•	a fixed monetary amount known at inception;

•	variations in something other than the issuer’s shares, such as the price of gold multiplied by a fixed notional amount; and

•	variations inversely related to changes in the value of the issuer’s shares, such as a written put option that can be net share settled.

Statement 150 is effective immediately for financial instruments (except for mandatorily redeemable financial instruments issued by nonpublic companies) entered into or modified after May 31, 2003. It is effective for financial instruments (except for mandatorily redeemable financial instruments issued by nonpublic companies) issued on or before May 31, 2003 at the beginning of the first interim period beginning after June 15, 2003. Finally, it is effective for mandatorily redeemable financial instruments issued by nonpublic companies for fiscal years beginning after December 15, 2003. The effect of adopting Statement 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted.

The Company does not believe Statement 150 will have a material effect on its financial statements.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, we must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted FIN 45 and it had no impact on the financial position or results of operations as the Company has no guarantees.

In January 2003, the Financial Accounting Standards Board, (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This interpretation is now effective for fiscal years or interim periods ending after December 15, 2003. FIN 46 addresses accounting for, and disclosure of, variable interest entities. FIN 46 requires the disclosure of the nature, purpose and exposure of any loss related to our involvement with variable interest entities. The Company adopted the provisions of FIN 46 and it did not have any effect on the Company’s financial position or results of operations as the Company had no Variable Interest Entities.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

3. Inventories

A summary of inventories as of December 31 is as follows:

	2003	2002
Raw materials	$3,351,601	$3,273,806
Work in process	507,305	347,622
Finished goods	3,734,431	4,517,675

	7,593,337	8,139,103
Less inventory reserves	(2,041,543)	(2,531,138)

	$5,551,794	$5,607,965

4. Property and Equipment

A summary of property and equipment as of December 31 is as follows:

	2003	2002
Building and improvements	$1,932,211	$1,911,728
Office equipment	2,281,993	2,017,458
Plant equipment	2,050,660	1,871,587
Transportation equipment	131,560	131,560

	6,396,424	5,932,333
Less accumulated depreciation	(4,356,111)	(3,733,026)

	$2,040,313	$2,199,307

As of December 31, 2003 and 2002, the Company had capitalized computer software costs of approximately $32,823 and $22,000, respectively. Depreciation expense associated with capitalized computer software costs was approximately $51,854, $50,000 and $39,300, respectively, during the three years ended December 31, 2003, 2002 and 2001.

Depreciation expense related to property and equipment amounted to $624,128, $731,525, and $883,510 for the years ended December 31, 2003, 2002, and 2001 respectively.

5. Intangible Assets

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. SFAS No. 142 requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142, the Company recorded an impairment loss of $16.1 million with respect to its distribution business.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

In accordance with SFAS No. 142, prior period amounts were not restated. A reconciliation of the previously reported net loss and earnings per share for the twelve months ended December 31, 2001 to the amounts adjusted for the reduction of amortization expense, net of the related income tax effect, is as follows:

	For the Twelve Months Ended December 31, 2001
	Net Loss	Basic EPS	Diluted EPS
Reported	$(5,122,915)	$(0.38)	$(0.38)
Add: amortization adjustment	1,299,248	0.10	0.10

Adjusted	$(3,823,667)	$(0.28)	$(0.28)

A summary of intangible assets as of December 31 is as follows:

	2003	2002
Indefinite lived intangible assets:
Goodwill	$15,650,356	$15,650,356

	2003			2002
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Finite lived intangible assets:
Patents	$8,218,000	$(3,472,787)	$4,745,213	$8,218,000	$(2,873,070)	$5,344,930
Non-compete and consulting agreements	2,308,727	(2,220,820)	87,907	2,165,592	(2,076,171)	89,421
Debt issuance costs	1,751,227	(1,341,664)	409,563	1,650,087	(780,567)	869,520
Other	212,702	(111,982)	100,720	69,568	(11,595)	57,973

Total	$12,490,656	$(7,147,253)	$5,343,403	$12,103,247	$(5,741,403)	$6,361,844

As discussed in Note 2, the Company adopted SFAS No. 142 on January 1, 2002. The expected amortization expense for each of the five succeeding fiscal years ended December 31 is as follows:

2004	$1,113,129
2005	684,509
2006	599,724
2007	599,724
2008	569,162
Thereafter	1,777,155

$5,343,403

There were no changes in the net carrying amount of goodwill during the twelve months ended December 31, 2003.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

6. Long-Term Debt

As of December 31, long-term debt consists of the following:

	2003	2002
LaSalle Credit Facility	$833,333	$1,627,757
Convertible notes payable, bearing interest at a rate of 6% per annum for the first six months through September 16, 2002 and 8% per annum thereafter, interest payable quarterly beginning in June 2002 until paid in full and maturing on July 16, 2005	14,763,000	14,862,500
BofA junior promissory note payable, bearing interest at a rate of 6% per annum, payable monthly beginning April 2002 and maturing on March 15, 2007, and principal payments of $22,500 beginning on May 1, 2003 until maturity, with a balloon payment due at maturity	1,797,500	2,000,000
Notes payable for the second and third additional Stepic purchase payments, bearing interest at a fixed rate of 8%, interest and principal payable as described in Note 12	937,748	1,303,482
Miscellaneous notes payable, bearing interest at fixed rates ranging from .90% to 8.56%, requiring monthly payments of principal and interest, and maturing at various dates through June 2004	57,788	79,060
Miscellaneous capital lease obligations for office equipment, requiring monthly payments ranging from $208 to $1,362, bearing interest at rates ranging from 7.9% to 23.17%, and maturing at various dates through 2005. These obligations are collateralized by equipment with a net book value of approximately $7,469 and $18,071 as of December 31, 2003 and 2002, respectively	6,683	21,886

	18,396,052	19,894,685
Less current portion	1,396,824	1,552,782

	$16,999,228	$18,341,903

On March 1, 2002, the Company entered into certain agreements with ComVest Venture Partners, L.P. (“ComVest”), an affiliate of Commonwealth Associates L.P. (“Commonwealth”) to recapitalize the Company (the “Recapitalization”). The Company completed the Recapitalization on March 16, 2002 and the Forbearance Agreement between the Company and Bank of America, N.A. (“Bank of America”) dated March 30, 2001, as subsequently amended (the “Forbearance Agreement”), was terminated as of March 15, 2002. The Forbearance Agreement is described below.

The following is a summary of the key provisions of the Recapitalization:

On February 22, 2002, ComVest and Bank of America entered into an assignment agreement under which ComVest agreed to acquire all of Bank of America’s interest in the outstanding $50 million BofA Credit Facility. The purchase price for the assignment was $22 million in cash, plus the $2 million Junior Note. The Company subsequently assumed the Junior Note pursuant to the Recapitalization, and ComVest has been released from obligations under the Junior Note. Upon the closing of the assignment on March 15, 2002, ComVest acquired all of Bank of America’s interest in the BofA Note, the warrants issued to Bank of America pursuant to the BofA

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Credit Facility were surrendered and cancelled, and the Forbearance Agreement was terminated. The warrants, which had previously been recorded in additional paid-in-capital at their estimated fair value at issuance of $260,000, were extinguished at their estimated fair value on the date of extinguishment of $345,000. As a result, $345,000 was included as a component of the extraordinary loss on early extinguishment of debt. This extraordinary loss was subsequently moved to a component of other income (expense).

On March 1, 2002, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with ComVest, Medtronic, Inc. (“Medtronic”), and 26 individual and entity Additional Note Purchasers (collectively, the “Additional Note Purchasers”). Under the Note Purchase Agreement, the Company agreed to issue $15 million of Senior Subordinated Convertible Notes (the “Convertible Notes”). The Company issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. As discussed elsewhere in this report, on October 21, 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

The Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under the Securityholders Agreement (the “Securityholders Agreement”) or the Co-Promotion Agreement with Medtronic (as described below), breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of certain proposals related to the Recapitalization at the Company’s 2002 annual meeting of shareholders (the “2002 Annual Meeting”) within 195 of the closing date of March 16, 2002. On September 17, 2002, at the 2002 Annual Meeting, the Company’s shareholders approved all such proposals relating to the Recapitalization. Generally, upon an Event of Default, the holders of a majority of the aggregate principal amount of Convertible Notes outstanding may declare the unpaid principal and interest on the Notes immediately due and payable. Additionally, Medtronic may, upon a breach of covenants concerning the Co-Promotion Agreement or the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such Notes immediately due and payable.

Also, if the Company defaults under the Note Purchase Agreement, it will be in default under the Loan Agreement with LaSalle (as described below) pursuant to the cross-default provisions contained therein. At December 31, 2003, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement, the Company’s credit facility with LaSalle (as described below) and the Junior Note (as described below), causing the same to become immediately due and payable, was approximately $2.6 million. The holders of the Convertible Notes have converted in the aggregate a total of $270,000 of the Convertible Notes into 27,000,000 shares of the Company’s common stock at a conversion price of $0.01 per share. An aggregate principal amount of $14,763,000 of Convertible Notes remains outstanding as of December 31, 2003. This 27,000,000 shares also includes 3,300,000 shares which were issued to ComVest upon conversion of the Bridge Note (as described below).

In connection with the Recapitalization, the Company issued a Convertible Bridge Note (the “Bridge Note”) to ComVest. ComVest converted this Bridge Note into 3,300,000 shares of the Company’s common stock at a conversion price of $0.01 per share in 2002. As a result of such conversion, the Bridge Note has been extinguished.

The Company may prepay the Convertible Notes, subject to no prepayment penalty on or before March 16, 2003, a prepayment penalty of 5% between March 17, 2003 and March 16, 2004, and no prepayment penalty through the maturity date of the Convertible Notes (July 16, 2005). On March 15, 2002, the Company and ComVest, as the holder of an outstanding Bank of America Note (the “Bank of America Note”), agreed to reduce the outstanding principal amount of the Bank of America Note from $40.3 million to $22 million. As a result, the

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Company recorded an extraordinary loss on extinguishment of debt of approximately $6.6 million during the first quarter of 2002. In exchange for funding a portion of the $22 million cash purchase price paid to Bank of America, ComVest assigned $4 million in principal amount of the Bank of America Note to Medtronic and $6.6 million in principal amount of the Bank of America Note to the Additional Note Purchasers while retaining $11.4 million in principal amount of the Bank of America Note itself. After such assignments, the Company issued the Convertible Notes under the Note Purchase Agreement in the aggregate principal amount of $15 million in exchange for the surrender of $15 million in principal amount of the Bank of America Note held by ComVest, Medtronic and the Additional Note Purchasers. The remaining $7 million in principal amount of the Bank of America Note was repaid with the proceeds of a Bridge Loan from ComVest (the “Bridge Loan”).

On March 15, 2002, the Company and ComVest, as the holder of the outstanding BofA Note, agreed to reduce the outstanding principal amount of the BofA Note from $40.3 million to $22 million. As a result, the Company recorded a net extraordinary loss on the early extinguishment of debt of approximately $6.6 million during the first quarter of 2002. This extraordinary loss was calculated by subtracting the fair value of the new debt of $42.6 million, which included the amount outstanding under the LaSalle Credit Facility ($7.3 million), the Convertible Notes ($33.3 million), and the BofA Junior Note ($2.0 million), from the amount outstanding under the Bank of America debt of $40.3 million. Also included in the extraordinary loss were various costs paid to ComVest, Commonwealth Associates, L.P. and LaSalle, as the lenders, to effect the Recapitalization of $4.3 million. Included as components of the additional $4.3 million of transaction expenses were the following: $570,000 in closing costs and due diligence fees paid to LaSalle; a warrant to purchase the Company’s common stock issued to LaSalle valued at approximately $695,000; approximately 2.7 million shares issued to ComVest valued at approximately $2.3 million; deferred loan costs from the original BofA debt of approximately $128,000, and $1.15 million paid to Commonwealth in closing costs and due diligence fees. Also included in the additional expenses, but offsetting these amounts are approximately $130,000 in fees and accrued interest forgiven by Bank of America and the fair value of the BofA warrant of $345,000 which was acquired and cancelled by ComVest.

The Company also incurred numerous other costs that were either expensed as incurred or capitalized as debt issuance costs. Included in selling, general, and administrative expenses for fiscal 2002 are approximately $3 million of expenses related to the Recapitalization. The primary components of those expenses are $2.4 million in stock compensation and bonuses to two of the Company’s executive officers, $168,000 in consulting fees, and $428,000 in legal and other fees. The Company capitalized approximately $1.5 million as debt issuance costs, consisting primarily of $906,000 in legal fees, $322,000 of consulting fees, and $222,000 of other miscellaneous fees paid for services rendered in connection with the Recapitalization.

In exchange for funding a portion of the $22 million cash purchase price paid to Bank of America, ComVest assigned $4 million in principal amount of the BofA Note to Medtronic and $6.6 million in principal amount of the BofA Note to the Additional Note Purchasers while retaining $11.4 million in principal amount of the BofA Note itself. After such assignments, the Company issued the Convertible Notes under the Note Purchase Agreement in the aggregate principal amount of $15 million in exchange for the surrender of $15 million in principal amount of the BofA Note held by ComVest, Medtronic and the Additional Note Purchasers. The remaining $7 million in principal amount of the BofA Note was repaid with the proceeds of a bridge loan from ComVest to the Company made on March 15, 2002 (the “Bridge Loan”).

The fair value of the Convertible Notes, which was used in the determination of the extraordinary loss on early extinguishment of debt was $33.3 million. As this value represents a substantial premium to the face value of the debt, the Company recorded the debt at its face value of $15 million, and recorded the premium of

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

$18.3 million as an increase to additional paid-in-capital. The Company determined the fair value of the Convertible Notes by considering their two components, the non-convertible debt of $14,730,000 and the convertible debt of $270,000. The non-convertible debt component’s carrying value of $14,730,000 represents its fair value because, when considered with the convertible component, its terms yield a market rate of return. The convertible component’s fair value was determined by multiplying the fair value of the Company’s stock by the number of shares into which this component is convertible. Thus, 27,000,000 shares multiplied by $0.68940 per share equals $18,613,685. The sum of the non-convertible component’s fair value of $14,730,000 and the convertible component’s fair value of $18,613,685 equals the total debt instrument’s fair value of $33,343,685.

The Company determined the fair value of its stock in a multiple-step process. First, the Company computed its assumed fair value of $13,762,977 at the date of the transaction by multiplying outstanding shares of 16,311,676 by the then current market price per share of $0.84375, which resulted in a fair value of the Company prior to any conversion of the convertible portion of the Convertible Notes. The Company then added to this computed fair value $16,095,909, which represents the difference between the old Bank of America debt of $40,320,909 and the face value of the new debt of $24,225,000. This $16,095,909 difference was credited to additional paid-in-capital. Thus, the new fair value of the Company, prior to any conversion, is $29,858,886. The Company then assumed full conversion of the convertible portion of the notes, which resulted in an additional 27,000,000 shares becoming outstanding. After conversion, the Company would have 43,311,676 shares outstanding, which when divided into the new fair value of $29,858,886, yields a new per share market value of $0.68940.

On March 18, 2002, the Company entered into the LaSalle Credit Facility pursuant to a loan and security agreement (the “Loan Agreement”) with Standard Federal Bank National Association (“SFB”), acting by and through LaSalle, as SFB’s agent (collectively the “Lender”). Under the Loan Agreement, the Lender provided a $20 million Revolving Loan and a $2 million Term Loan (the “Term Loan”). Effective December 23, 2002, the revolving loan limit was reduced to $10 million. The Company used the proceeds to repay the Bridge Loan, expenses related to the Recapitalization and for working capital and general corporate purposes. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an Event of Default (as discussed below).

As collateral, the Company granted a security interest in all of the Company’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of the Company in control of the Lender or any affiliate of the Lender; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to the Company’s business.

The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require the Company to, among other things, maintain accurate and complete records, notify the Lender of major business changes, comply with relevant laws, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, keep collateral in good condition, use proceeds only for business purposes, pay required taxes, maintain all intellectual property, maintain a checking account with

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement, grant the Lender the right to conduct appraisals of the collateral on a biannual basis, and deliver a survey of the property located at the Company’s offices on Northside Parkway in Atlanta, Georgia within 60 days of the date of the Loan Agreement. The Company satisfied the above-described covenants relating to the hiring of the Chief Operating Officer and delivery of a property survey in a timely fashion.

Effective December 23, 2002, the Company and the Lender amended the Loan Agreement (the “December Amendment”) to, among other things, amend certain financial maintenance covenants. These covenants, include, but are not limited to, the following:

•	maintaining Tangible Net Worth of $7,500,000 for the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and $8,000,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as the Company’s shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of Statement of Financial Accounting Standards (“SFAS”) No. 142 as determined solely by the Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender);

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 0.15 to 1.0 for the fiscal quarter ending December 31, 2002, 0.3 to 1.0 for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, 0.50 to 1.0 for the fiscal quarter ending December 31, 2003, 0.75 to 1.0 for the fiscal quarter ending March 31, 2004 and 1.0 to 1.0 for the fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter;

•	maintain EBITDA, based on the immediately preceding four fiscal quarters, of $750,000 on December 31, 2002, $1,350,000 on March 31, 2003, $1,475,000 on June 30, 2003 and September 30, 2003, $2,500,000 on December 31, 2003, $3,675,000 on March 31, 2004 and $4,900,000 on June 30, 2004 and each fiscal quarter thereafter; and

•	limit capital expenditures to no more than $1,500,000 during any fiscal year.

The December Amendment also established a $10 million revolving loan limit and provided that, commencing January 1, 2003, the Company shall pay to the Lender an annual facility fee of $100,000. As of December 31, 2003, the Company had $2.8 million available for borrowing under the revolving portion of the Loan Agreement. As of December 31, 2002, the Company had $2.1 million available for borrowing under the revolving portion of the Loan Agreement. As of December 31, 2003, the Company had $833,333 in borrowings outstanding under the Term Loan and no borrowings outstanding under the revolving loan. As of December 31, 2002, the Company had $1.5 million in borrowings outstanding under the Term Loan and approximately $128,000 in borrowings outstanding under the revolving loan. As of December 31, 2003, the Company believes it was in compliance with all such covenants set forth in the Loan Agreement.

On September 3, 2002, the Company sold Stepic to Arrow International, Inc. (“Arrow”) for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, the Company retained assets of approximately $1.1 million in the transaction. The Company used $7.8 million of the proceeds to pay off the amount then outstanding under its Revolving Loan from LaSalle. The Company was paid $1,051,317 plus interest of $904 out of escrow. In addition, under the terms of the note receivable, the Company was paid $500,000 plus interest of $9,863 as payment in full.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Loan Agreement also specifies certain Events of Default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by the Company or any guarantor of any obligations with any other Person (as defined in the Loan Agreement) if such breach might have a material adverse effect on the Company or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against the Company or any guarantor, occurrence of a change in control, the occurrence of a Material Adverse Change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any Event of Default, the Lender may accelerate the Company’s obligations under the Loan Agreement.

The Term Loan is due in 36 equal monthly installments of $55,556. The Loan Agreement will automatically renew for one-year terms unless the Lender demands repayment prior to the Termination Date as a result of an Event of Default, the Company gives 90-days notice of the Company’s intent to terminate and pays all amounts due in full, or the Lender elects to terminate on or after February 1, 2004 as a result of a Termination Event. A Termination Event is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date of the Convertible Notes at least thirty (30) days past the date of the original term (March 16, 2004) or any applicable renewal term. As discussed elsewhere in this report, the maturity date of the Convertible Notes was extended to July 16, 2005. As a result, no such Termination Event occurred, and no termination election was made by the Lender.

Pursuant to the LaSalle credit facility, the Company issued to LaSalle and SFB warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share. The Company recorded the estimated fair value of the warrant as of March 18, 2002 approximately $695,000, determined using the Black-Scholes model (using weighted average assumptions as follows: dividend yield of 0%, expected life of 3 years, expected volatility of 112.2% and a risk free interest rate of 2.43%) as a reduction of the gain on early extinguishment of debt.

During the fourth quarter of 2003, an assignee of SFB exercised in full one of these warrants in a cashless exercise, purchasing an aggregate of 446,177 shares of the Company’s common stock. Warrants to purchase up to an aggregate of 299,448 shares of the Company’s common stock remain outstanding.

The Junior Note in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a monthly principal payment of $22,500 is due.

As a result of the Recapitalization, the BofA Credit Facility, the Forbearance Agreement with Bank of America, and all subsequent amendments of the original agreement were terminated. However, because those agreements were significant to the capitalization of the Company prior to the Recapitalization, the terms of those agreements are briefly summarized as follows:

On March 30, 2001, the Company entered into a Forbearance Agreement and a First Amendment to the Forbearance Agreement wherein Bank of America agreed to forbear from exercising its rights and remedies under the BofA Credit Facility due to certain defaults. The Company was in default at that time for violating certain restrictive covenants and for failing to make principal payments when due. All of the defaults were forborne as provided for in the Forbearance Agreement, and revised restrictive covenants were set. By September 30, 2001, the Company was in default under the Forbearance Agreement for failing to comply with

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

some of the revised covenants, including minimum net worth, debt service coverage, leverage and minimum EBITDA.

On October 15, 2001, the Company entered into the Second Amendment to the Forbearance Agreement (the “Second Amendment”) amending the Forbearance Agreement as follows: (i) changed the termination date of the Forbearance Agreement from March 31, 2002 to January 15, 2002 (the period from March 30, 2001 through January 15, 2002 being defined as the “Forbearance Period”); (ii) required the Company to maintain a general operating account with Bank of America and restricted the use of funds in a calendar month to payments equal to or less than a monthly budget submitted to Bank of America; (iii) required the Company to pay any accrued or unpaid interest (but not principal) on the B of A Note on the first day of each month and allow interest to continue to accrue at the Bank of America Prime Rate plus two and one-half percent (2.5%) per annum; and (iv) required the Company to furnish Bank of America with certain financial reports.

The Second Amendment also amended the “Termination Events” as defined in the Forbearance Agreement to include the occurrence of the following: (i) the Company fails to execute and deliver or to cause the Company’s CEO, Marshall B. Hunt and Hunt LLLP to execute and deliver within 10 days from the effective date of the Second Amendment a pledge to Bank of America of all the stock owned by Hunt and documentation to amend the current Pledge Agreement between Hunt, Hunt LLLP and the Company. The pledge documents will be held in escrow and will be released only in the event that Hunt interferes with the daily operations of the Company determinable at the Bank of America’s discretion at any point prior to January 1, 2005; (ii) the Company fails to engage and hire within five days from the effective date of the Second Amendment competent crisis and turn around management and a new Chief Executive Officer who shall report directly to the independent members of the Company’s Board of Directors; (iii) the Company fails to provide Bank of America within five days from the effective date of the Second Amendment a copy of resolutions confirming Hunt’s resignation as an officer and director of the Company and that no further salary or bonuses shall be paid to Hunt; (iv) the Company fails to make efforts to refinance the amounts outstanding under the BofA Credit Facility and fails to provide weekly status reports; (v) on or before December 15, 2001, the Company fails to provide Bank of America evidence that the Company has engaged an investment banking firm to begin marketing the sale of the assets of the Company if the amounts outstanding under the BofA Credit Facility are not paid off by the Termination Date; or (vi) the Company fails to execute and deliver to Bank of America within 24 hours of Bank of America’s request a consent order consenting to the appointment of a receiver in the event of a Termination Event, as defined.

In addition, the Second Amendment reduced the Working Capital Sublimit to $5,000,000 and limited the Working Capital Loan to the smaller of the Working Capital Sublimit or an amount equal to the Borrowing Base, as defined in the BofA Credit Facility. The Second Amendment also amended several of the financial covenants previously contained in the Forbearance Agreement.

The Forbearance Agreement provided for the payment of Excess Cash Flow, as defined in the BofA Credit Facility, on the ninetieth day following the last day of each fiscal year. There was no Excess Cash Flow payment required for fiscal year 2001. In addition, the Forbearance Agreement required an additional principal payment in the amount of the greater of $150,000 or the gross proceeds payable to the Company in connection with the Company’s sale of the Ideas for Medicine business (“IFM”) (see Note 14).

The Forbearance Agreement further required payments of $300,000 each on a short-term bridge loan (the BofA Bridge Loan”) on May 31, 2001, August 31, 2001, and November 30, 2001. The proceeds of the BofA Bridge Loan were used to fund a short-term bridge loan to the Company’s CEO, Marshall B. Hunt (the

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

“Shareholder Bridge Loan”). All of the installments under the BofA Bridge Loan and the Shareholder Bridge Loan were paid.

In connection with the Forbearance Agreement, the Company issued a warrant to Bank of America to acquire 435,157 shares of the Company’s common stock for $.05 per share. The warrant was exercisable by Bank of America during a three-year period without regard to the status of the BofA Credit Facility or the BofA Bridge Loan. The Company recorded the estimated fair value of the warrant as of December 31, 2001 of $260,000, determined using the Black-Scholes Model (using weighted average assumptions as follows: dividend yield of 0%, expected life of five years, expected volatility of 107.6% and a risk free interest rate of 4.44%) as a deferred cost and amortized the deferred cost over the Forbearance Period. As with the BofA Credit Facility and other related agreements, the warrant was cancelled pursuant to the Recapitalization.

The Forbearance Agreement also required the Company to hire on or before June 30, 2001 a new chief operating officer, restricted the repayment of principal debt to junior lien holders, and to either (i) sell the assets of IFM or (ii) obtain an agreement from the seller of the IFM product line to defer all payments under the related promissory note (see below) through the Termination Date (see Note 14). In compliance with this Forbearance Agreement, the Company hired a Chief Operating Officer in April 2001 who was terminated in June 2001, and sold the assets of the IFM product line as of March 30, 2001 (see Note 14). In May 2002, the Company hired Robert J. Wenzel as its Chief Operating Officer.

On December 15, 2001, the Company entered into a Third Amendment to the Forbearance Agreement under which Bank of America consented to the increase in payments of $8,000 per month to certain former shareholders of Stepic Corporation (“Stepic”).

In January 2002, the Company entered into a Fourth Amendment to the Forbearance Agreement with Bank of America, pursuant to which Bank of America agreed to extend the Forbearance Period until March 15, 2002 (the “Expiration Date”) in order for the Company to consider its strategic alternatives. On March 15, 2002, the BofA Credit Facility was assigned from Bank of America to ComVeSt. On March 16, 2002, the Company issued the Convertible Notes in an aggregate amount of $15 million to ComVest, Medtronic and the Additional Note Purchasers. On March 18, 2002, the Company entered into the LaSalle credit facility.

As of December 31, 2001, $3,465,874 was outstanding under the Working Capital Loans, and $36,518,039, was outstanding under the Acquisition Loans, each as defined in the BofA Credit Facility. No funds were available for borrowing under the BofA Credit Facility as of December 31, 2001, except as may be available under the sweep arrangement described below. In addition, the Company had an outstanding standby letter of credit of $144,000 as of December 31, 2001. The letter of credit, which had terms through January 2002, collateralized the Company’s obligations to a third party in connection with an acquisition (see Note 12).

Effective March 30, 2001, through the Termination Date of the Forbearance Agreement, the BofA Credit Facility bore interest at the Bank of America prime rate plus 2.5% per annum. As of December 31, 2001, the Company’s interest rate on the BofA Credit Facility was approximately 7.25%.

The BofA Credit Facility called for an unused commitment fee payable quarterly, in arrears, at a rate of .375% per annum, as well as a letter of credit fee payable quarterly, in arrears, at a rate of 2% per annum. Both fees were based on a defined calculation in the agreement. In addition, the BofA Credit Facility required an administrative fee in the amount of $30,000 to be paid annually.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Company’s obligations under the BofA Credit Facility were collateralized by liens on substantially all of the Company’s assets, including inventory, accounts receivable and general intangibles as well as a pledge of the stock of the Company’s subsidiaries. The Company’s obligations under the BofA Credit Facility were also guaranteed individually by each of the Company’s subsidiaries (the “Guarantees”). The obligations of such subsidiaries under the Guarantees were collateralized by liens on substantially all of their respective assets, including inventory, accounts receivable and general intangibles. The Company’s obligation under the Bridge Loan was collateralized by the pledge of 2,813,943 shares of the Company’s common stock beneficially owned by the CEO and an affiliate, and by the collateral previously pledged by the Company to Bank of America under the BofA Credit Facility.

Future maturities of long-term debt outstanding as of December 31, 2003 are as follows:

2004	$1,396,825
2005	15,629,034
2006	382,693
2007	987,500
2008	0
Thereafter	0

$18,396,052

7. Income Taxes

The components of the income tax provision (benefit) consist of the following for the years ended December 31:

	2003	2002	2001
Current:
Federal	$0	$0	$0
State	0	0	0
Deferred tax provision (benefit)	(674,275)	(3,239,840)	(2,001,393)

	(674,275)	(3,239,840)	(2,001,393)
Change in valuation allowance	674,275	3,239,840	2,001,393

	$0	$0	$0

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Deferred tax assets and liabilities as of December 31, 2003 and 2002 are comprised of the following:

	2003	2002
Gross deferred tax assets:
Allowance for doubtful accounts and returns	$189,202	$184,431
Estimated accruals	57,066	0
Inventory and inventory reserve	834,233	1,135,572
Basis differences of intangible assets	2,135,124	3,584,867
Basis differences of property and equipment	144,241	178,883
State net operating losses	1,659,250	1,963,644
Federal net operating loss	7,933,732	6,385,894

Gross deferred tax assets	12,952,848	13,433,291
Gross deferred tax liabilities:
Basis differences of intangible assets	(790,813)	(596,981)

Gross deferred tax liabilities	(790,813)	(596,981)

Valuation allowance for net deferred tax assets	(12,162,035)	(12,836,310)

Net deferred tax assets	$0	$0

The Company has net operating losses (“NOL”) for federal and state income tax reporting purposes of approximately $23,300,000. These NOLs have expiration dates through fiscal year 2023. As a result of the conversion of debt to common shares during 2002, the Company had a change in control under Section 382 of the Internal Revenue Code of 1986, as amended, for income tax purposes. As a result there may be a substantial limitation on the future utilization of loss carryforwards. Management is in the process of determining the tax implications of the change of control.

A valuation allowance has been recorded against all deferred tax assets as of December 31, 2003 and 2002 as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.

The provision (benefit) for income taxes differs from the amount which would be computed by applying the federal statutory rate of 34% to the loss before income taxes as indicated below:

	2003	2002	2001
Income tax provision (benefit) at statutory federal income tax rate	$(267,713)	$(8,897,945)	$(1,741,791)
Increase (decrease) resulting from:
Permanent differences relating to operations	47,564	0	0
State income taxes	(38,850)	(2,224,486)	(436,788)
Non-deductible amortization of goodwill	0	0	136,048
Permanent differences relating to recapitalization	0	7,649,441	0
Change in rate assumption	940,872	0	0
Change in valuation allowance	(674,275)	3,239,840	2,001,393
Other	(7,598)	233,150	41,138

Income tax provision (benefit)	$0	$0	$0

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

As of December 31, 2003, the Company changed the estimated effect of tax rates of deferred tax items from 42.5% to 40%. The effect of the change of this estimated rate resulted in the lowering of deferred tax assets by $940,872, prior to the valuation allowance.

8. Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized for issuance. The preferences, powers, and rights of the preferred stock are to be determined by the Company’s Board of Directors. None of these shares is issued and outstanding.

9. Stock-Based Compensation

During 1998, the Company’s Board of Directors approved the Stock Incentive Plan for key employees and outside directors (the “Incentive Plan”) which provides for the grant of incentive stock options, restricted stock, stock appreciation rights, or a combination thereof. The Compensation Committee was responsible for reviewing and approving the compensation arrangements for the Company’s executive officers and for administering the Company’s 1998 Stock Incentive Plan until the Recapitalization was completed on March 16, 2002, at which point, after authorization of the Board of Directors of the Company, the Executive Committee assumed responsibility for such administration until October 21, 2003, when the Executive Committee was terminated as a result of the Amended and Restated Securityholders Agreement, dated October 21, 2003, among ComVest, Medtronic, LaSalle Business Credit, and Marshall B. Hunt. The Compensation Committee reassumed responsibility for administering the Incentive Plan at such time. Only non-incentive stock options may be granted to outside directors under the Incentive Plan. Under the Incentive Plan, as amended, 6,000,000 shares of the Company’s common stock have been reserved for issuance. Options under the Incentive Plan provide for the purchase of the Company’s common stock at not less than the fair market value on the date the option is granted.

Transactions under the Incentive Plan are summarized as follows:

	Number of Options	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding December 31, 2000	701,325	$0.440 - $15.500	$3.557
Granted	471,595	$0.450 - $1.090	$0.866
Forfeited	(398,650)	$0.440 - $14.625	$2.409

Options outstanding, December 31, 2001	774,270	$0.440 - $15.500	$2.507
Granted	3,563,867	$0.700 - $1.180	$0.834
Exercised	(54,200)	$0.440 - $0.500	$0.455
Forfeited	(251,737)	$0.440 - $15.500	$1.670

Options outstanding, December 31, 2002	4,032,200
Granted	1,744,667	$0.350 - $1.82	$0.833
Exercised	(43,200)	$0.440 - $0.71	$0.585
Forfeited	(1,204,450)	$0.440 - $14.62	$1.125

Options outstanding, December 31, 2003	4,529,217

The weighted average fair value of options granted during the three years ended December 31, 2003, 2002 and 2001 was $0.96, $0.76, and $0.54, respectively.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The following table summarizes information about options outstanding under the Company’s 1998 Stock Incentive Plan as of December 31, 2003.

OPTIONS OUTSTANDING

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$0.350	60,000	9.26	35,000
$0.430	31,500	9.10	20,000
$0.440	205,000	6.95	205,000
$0.450	25,700	7.90	25,700
$0.500	2,500	9.38	0
$0.540	6,000	9.37	0
$0.570	35,000	9.43	17,500
$0.580	241,900	9.42	0
$0.590	10,000	9.46	0
$0.700	42,500	8.04	42,500
$0.710	293,900	8.05	293,900
$0.740	981,450	8.87	70,945
$0.750	84,667	9.63	46,667
$0.800	1,000	7.09	1,000
$0.800	45,000	8.20	45,000
$0.800	12,000	8.85	12,000
$0.810	5,000	9.72	0
$0.814	368,550	8.87	122,850
$0.850	65,000	8.21	48,267
$0.890	7,000	9.58	0
$0.900	20,000	7.78	20,000
$0.900	150,000	8.31	150,000
$0.910	1,192,500	9.81	40,000
$0.950	250,000	8.35	150,000
$0.975	3,500	8.70	1,750
$0.985	97,700	8.74	97,700
$1.000	10,000	8.68	2,500
$1.050	80,000	7.42	80,000
$1.090	30,000	8.36	15,000
$1.100	42,000	8.47	42,000
$1.180	8,000	8.34	6,500
$1.820	40,000	9.83	20,000
$3.375	6,000	5.92	6,000
$4.063	5,000	5.67	5,000
$6.250	2,650	5.14	2,650
$7.000	8,000	5.04	8,000
$13.750	3,700	4.58	3,700
$14.500	55,400	4.67	55,400
$14.625	1,100	4.67	1,100

	4,529,217		1,693,629

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On March 16, 2002, all of the Company’s then outstanding options became immediately vested under the terms of the Incentive Plan as a result of the Recapitalization. In addition, the Company granted options, but not under the Incentive Plan, in connection with the Recapitalization (as described in Note 6 and below).

In connection with the Recapitalization, in 2002, the Company’s former CEO and former President were granted options to purchase 3,500,000 shares and 1,000,000 shares, respectively, of the Company’s common stock at the exercise price of $0.45 per share. The former President’s options and 2,500,000 shares of the former CEO’s options are vested and exercisable immediately and have terms of ten years. The former CEO’s options for 1,000,000 shares were contingent; options for 500,000 shares became vested in January 2004 and the remaining options expired. At the date of grant of these options, the share market value was $0.84, which resulted in a compensation expense of approximately $1.4 million and is recorded in the Company’s Consolidated Statement of Operations for the year ended December 31, 2002. These options were considered in the Company’s compensation expense in the 2002 pro forma calculation above. See Note 18 (“Subsequent Events”) to these financial statements.

10. Earnings (Loss) Per Share

A summary of the calculation of basic and diluted earnings per share (“EPS”) for the years ended December 31, 2003, 2002, and 2001 is as follows:

	For the Year Ended December 31, 2003
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(787,392)	36,655,394	$(.02)

	For the Year Ended December 31, 2002
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(26,170,426)	20,684,670	$(1.27)

	For the Year Ended December 31, 2001
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(5,122,915)	13,366,278	$(.38)

Options to purchase 8,529,217 shares of common stock and warrants to purchase 424,448 shares of common stock were outstanding as of December 31, 2003 but were not included in the computation of the 2003 diluted EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $0.35 to $14.63 and expire between 2008 and 2013. Warrants to purchase 299,448 shares of common stock have an exercise price of $0.01 and expire in 2012. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.69 and expire in 2006.

Options to purchase 7,532,200 shares of common stock and warrants to purchase 823,619 shares of common stock were outstanding as of December 31, 2002 but were not included in the computation of the 2002 diluted

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $.44 to $14.63 and expire between 2008 and 2012. Warrants to purchase 748,619 shares of common stock have an exercise price of $.01 per share and expire in 2012. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005.

11. Related-Party Transactions

In connection with the Recapitalization, the Company entered into an expense guaranty with the Company’s former CEO under which he received 150,000 shares of the Company’s common stock in exchange for agreeing to reimburse ComVest for up to a maximum of $400,000 of its transaction expenses in the event that the Recapitalization was not completed. The value of these shares of common stock was $130,500 on the date of issuance. Also, pursuant to an advance note, the former CEO received 75,000 shares of the Company’s common stock in exchange for advancing to the Company $17,500 in transaction expenses associated with the Recapitalization. The value of these shares of common stock was $62,250 on the date of issuance.

Harold Blue, who was appointed to the Company’s Board of Directors in March 2003, serves as the President of Commonwealth Associates Group Holdings, LLC (“CAGH”). ComVest is an affiliated entity of CAGH. In connection with the Recapitalization, in March 2002, the Company issued Convertible Notes to ComVest in the principal amount equal to $4,400,000. During fiscal 2002 and fiscal 2003, the Company paid an aggregate of $225,777 and $348,127 in interest to ComVest on the Convertible Notes issued to ComVest. In connection with and prior to the Recapitalization, the Company entered into an advisory agreement with Commonwealth Associates, L.P., an affiliate of ComVest and CAGH, under which Commonwealth Associates, L.P. received 2,645,398 shares of the Company’s common stock (a value equal to $2,248,588, based on the closing price of the Company’s common stock on March 15, 2002, the date immediately prior to the closing date of the Recapitalization) and a cash fee of $750,000. Pursuant to the terms of this advisory agreement, Commonwealth Associates, L.P., provided the Company with financial consulting advice in developing a strategy for restructuring the Company’s in connection with the Recapitalization. The advisory agreement did not provide for ongoing services to be rendered after the Recapitalization.

The Company had unsecured loans to the former CEO, the former President of the Company, and a former Vice Chairman of the Board of the Company in the form of notes receivable in the principal amount of $112,613 and $337,837, plus accrued interest receivable of $58,218 and $168,800 as of December 31, 2002 and 2001, respectively. The notes required annual payments of interest at 8% beginning on September 28, 1997 and were amended in September 2001 to extend the maturity date from 2000 to December 31, 2002. The notes and related accrued interest are recorded as contra-equity in the consolidated balance sheets. In March of 2002, approximately $342,000 was paid to the Company by the former CEO and the former President in full settlement of their outstanding balances, which included accrued interest. In July 2003, the notes payable by the former Vice Chairman of the Board were amended and consolidated, to extend payment terms through June 15, 2004, with payments to be made in equal monthly installments of $14,647. The notes payable by the former Vice Chairman of the Board remain outstanding, with a balance at December 31, 2003 of $86,543, in compliance with the amended agreement.

As discussed in Note 6, on June 6, 2000, the Company obtained the $900,000 BofA Bridge Loan, which was used to fund the Shareholder Bridge Loan to the Company’s former CEO. The former CEO’s obligations under the Shareholder Bridge Loan were collateralized by the pledge of 2,813,943 shares of the Company’s common stock owned beneficially by the former CEO. The Company’s obligations under the BofA Bridge Loan were

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

collateralized by the pledge of the former CEO’s shares to BofA and by the collateral previously pledged by the Company to BofA under the Company’s then-existing credit facility with BofA. The Shareholder Bridge Loan required interest at either the Index Rate or adjusted LIBOR, as defined in the Shareholder Bridge Loan, plus 4.5% as elected by the former CEO. As of December 31, 2000, the interest rate was based on the Index Rate with a resulting rate of approximately 11.32%. The Shareholder Bridge Loan and related accrued interest were recorded as contra-equity in the consolidated balance sheets and were due on August 30, 2000 but not paid. As a result, the Company was unable to pay the amount due under the BofA Bridge Loan, thereby causing the Company to default under the BofA Bridge Loan and the BofA Credit Facility (see Note 6). During 2001, the former CEO paid the Shareholder Bridge Loan obligation of $900,000 as described in Note 6. Accrued interest of $109,303 under the Shareholder Bridge Loan was paid to the Company by the former CEO in June 2002.

The former CEO and the former President of the Company each owned a 50% interest in the capital stock of HP Aviation, Inc., an entity that provided the use of an airplane to the Company. During the year ended December 31, 2001, the Company paid HP Aviation, Inc. approximately $58,500 for use of the airplane. There were no payments made during 2002 or 2003. The agreement was terminated in 2001. In addition, the former CEO and the former President of the Company each owned a 50% interest in real estate property that is used by the Company for various management and sales related functions. The Company did not incur any expense for use of this real estate property payable to officers during 2003. During the years ended December 31, 2002 and 2001, the Company incurred expenses of $7,000 and $10,550, respectively, payable to these officers for the Company’s use of the real estate property.

The Company had an arrangement with the former CEO regarding the Company’s use of a boat that was previously owned by the CEO (the “Marine Reimbursement Arrangement”). Under the Marine Reimbursement Arrangement, the Company and its employees, agents and guests used the boat for purposes of management meetings, sales meetings, and entertainment of guests. During the year ended 2001 the Company reimbursed the former CEO approximately $8,600 for the use of the boat. The Marine Reimbursement Arrangement was terminated in 2001.

The development of the Company’s Manchester, Georgia facility was financed with approximately $705,000 in proceeds of an industrial development revenue bond issued by the Manchester Development Authority for the benefit of the Company. In connection with, and as a condition to such bond financing, the Company entered into an operating lease with the Manchester Development Authority. All payments due on the bonds have been and continue to be guaranteed, jointly and severally, by the former majority shareholders of the Company and Cardiac Medical, Inc., an entity related by common ownership by certain officers and shareholders.

The Company had entered into a Consulting and Services Agreement with Healthcare Alliance (the “Alliance Agreement”), an affiliate of one of the Company’s former directors. The Alliance Agreement provided for (i) the payment to Healthcare Alliance of an annual consulting fee of $36,000; (ii) the payment to Healthcare Alliance of an annual performance incentive fee equal to 5% of any annual sales increase achieved by the Company resulting from Healthcare Alliance’s efforts; and (iii) the grant of options to purchase up to 1% of the Company’s outstanding common stock. The options vested and became exercisable by Healthcare Alliance only if it procured group purchasing agreements with certain Group Purchasing Organizations (“GPOs”), and the Company achieved certain levels of incremental sales revenue under its agreement with the particular GPO (at an exercise price equal to the closing stock price of the Company’s common stock on the effective date of the purchasing agreement). The Company incurred expense of $36,000 related to the annual consulting fee under the Alliance Agreement during the year ended December 31, 2001. The Company also reimbursed Healthcare

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Alliance for expenses incurred of approximately $1,100 during the year ended December 31, 2001. The Alliance Agreement expired on December 31, 2001. In addition, there were no incentive fee amounts earned during the year ended December 31, 2001 and there were no grants of Company stock options during year ended December 31, 2001 related to provision (iii) above of the Alliance Agreement.

In addition, the Company granted an option to Healthcare Alliance for the purchase of 45,000 shares of common stock of the Company. Such options vested and became exercisable by Healthcare Alliance only if the Company achieved certain amounts of incremental sales revenue under the Company’s group purchasing agreement with Premier, (the “Premier Agreement”—see below). The exercise price for these shares was the closing stock price of the Company’s common stock on the day that the options vest. The options were exercisable for a period of five years upon vesting. None of the 45,000 options had vested as of December 31, 2001 and the Alliance Agreement expired on December 31, 2001.

An affiliate of one of the former Directors of the Company provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. During the three years ended December 31, 2003, 2002 and 2001, the Company incurred fees of approximately $66,000, $320,000 and $484,000, respectively, in consideration for such services.

12. Commitments and Contingent Liabilities

The Company leases certain of its facilities and certain equipment under operating lease agreements expiring in various years through 2010. Rent expense under various operating leases was approximately $233,000, $320,000 and $399,000 during the three years ended December 31, 2003, 2002, and 2001, respectively. These amounts include approximately $83,000, $106,000 for the 2002 and 2001 fiscal years, respectively, related to the Company’s distribution segment which has been reclassed to discontinued operations in the Company’s Statement of Operations for the years ended December 31, 2002 and 2001. As of December 31, 2003, the approximate minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year are as follows:

2004	$225,749
2005	217,437
2006	202,852
2007	201,744
2008	189,560
Thereafter	243,246

$1,280,588

From time to time, the Company is a party to legal actions arising in the ordinary course of business which it deems immaterial. Although the Company believes that it has defenses to the claims of liability or for damages in the actions against it, there can be no assurance that additional lawsuits will not be filed against the Company or the Company’s subsidiaries. Further, there can be no assurance that the lawsuits will not have a disruptive effect upon the operations of the Company’s business, that the defense of the lawsuits will not consume the time and attention of the Company’s senior management and its subsidiaries, or that the resolution of the lawsuits will not have a material adverse effect on the Company’s operating results and financial condition. The Company intends to defend or pursue each of the lawsuits vigorously. The Company is also subject to numerous federal, state and local environmental laws and regulations. Management believes that the Company is in material

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

compliance with such laws and regulations and that potential environmental liabilities, if any, are not material to the consolidated financial statements.

The Company is party to license agreements with an individual (the “Licensor”) for the right to manufacture and sell dual lumen fistula needles, dual lumen over-the-needle catheters, dual lumen chronic and acute catheters, and other products covered by the Licensor’s patents or derived from the Licensor’s confidential information. Payments under the agreement vary, depending upon the purchaser, and range from 9% to 15% of the Company’s net sales of such licensed products. Such payments shall continue until the expiration date of each corresponding licensed patent right covering each product under the agreement. Payments under these license agreements totaled approximately $231,733, $214,400 and $234,000 during three years ended December 31, 2003, 2002 and 2001, respectively.

The Company has entered into various distribution agreements under which the Company has guaranteed certain gross margin percentages to its distributors. During 2003, these agreements were amended to eliminate the guaranteed margins. As a result of these guarantees, the Company has accrued approximately $0 and $282,000 as of December 31, 2003 and 2002, respectively, related to amounts to be rebated to the various distributors.

The Company is party to numerous agreements which contain provisions regarding change in control, as defined by the agreements, or the acquisition of the Company by a third party. These provisions could result in additional payments being required by the Company should these events, as defined, occur.

Effective October 15, 1998, the Company completed the purchase of the outstanding stock of Stepic for $8 million in cash and contingent payments of up to $12 million over a three-year period based upon the successful achievement of certain specified future earnings targets of Stepic. The Company determined that $7.2 million of this contingent payment was probable of payment and recorded that amount at the acquisition date. All additional payments made have been accounted for as additional costs of acquired assets and amortized over the remaining lives of the assets.

During 2001, the Company recorded additional purchase price payable to the previous Stepic shareholders of approximately $667,000, representing the Company’s additional earned contingent payments for the anniversary year ending October 31, 2001, as required by the purchase agreement (the “Purchase Agreement”). The Company recorded approximately $439,000 related to the 2001 contingent payment during the year ended December 31, 2000, which was included in accrued expenses as of December 31, 2000.

The 2000 contingent payment was due December 15, 2000 and $2.4 million, which was previously accrued, was paid from proceeds from the BofA Credit Facility. On December 15, 2000, the Company amended the Purchase Agreement so that the remaining portion of the 2000 contingent payment of approximately $1.2 million could be paid, together with interest at 11%, through April 2001. The Company failed to make all required payments to the Stepic shareholders under the December 15, 2000 amendment and on February 14, 2001, two of the three previous Stepic shareholders (the “Plaintiffs”) filed suit against the Company for non-payment. On March 30, 2001, the Company entered into a Settlement Agreement with the Plaintiffs wherein the Plaintiffs agreed to voluntarily dismiss their pending lawsuit against the Company, and the Company agreed to pay the 2000 contingent payment at a rate of $9,400 per month beginning on April 15, 2001, until final payment of the remaining outstanding balance on February 10, 2002. In addition, under the terms of the Settlement Agreement, the Company agreed to pay interest to the Plaintiffs on the unpaid balance of the 2000 contingent payment at the rate of 11% per annum, including a lump sum interest payment of approximately $27,000. The 2001 contingent

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

payment was due December 15, 2001, and $2.4 million, which was previously accrued, was paid from proceeds from the BofA Credit Facility.

On March 14, 2002, the Company entered into an agreement with the Plaintiffs, which replaced the Settlement Agreement. The Company paid $100,000 to the Plaintiffs on March 15, 2002 and agreed to pay monthly payments of principal and interest of approximately $36,000 through March 2006.

In May 2002, the Company became aware of a Complaint for Declaratory Judgment filed in the United States District Court for the District of Massachusetts by LeMaitre against one of the Company’s former distributors, Cardio Medical Products, Inc. (“Cardio Medical”). The Company had a distributorship agreement with Cardio Medical for the IFM product line entered into prior to the Company’s sale of the IFM business on March 30, 2001 to LeMaitre. See “Description of Business—Acquisitions and Divestitures” above. Under the IFM Agreement with the Company, LeMaitre agreed to continue selling the IFM product line to Cardio Medical as required by the Cardio Medical distributorship agreement for the remainder of its term through December 31, 2002, provided LeMaitre received from Cardio Medical confirmation of the terms of such agreement satisfactory to LeMaitre. In its suit for Declaratory Judgment, LeMaitre requested a declaration that the IFM Agreement created no contractual rights between Cardio Medical and LeMaitre, and that LeMaitre has no obligation to sell its IFM products to Cardio Medical. In early June, 2002, Cardio Medical answered LeMaitre’s complaint, and asserted a counterclaim against the Company and LeMaitre for breach of contract. The counterclaim alleged that the Company breached the distributorship agreement between Cardio Medical and the Company by (1) failing and refusing to sell IFM products to Cardio Medical (either directly or through LeMaitre); and (2) selling or allowing LeMaitre to sell IFM products directly to customers in the territory granted exclusively to Cardio Medical. The Company has responded to the counterclaim and has denied liability for Cardio Medical’s damages. This lawsuit was settled in November 2003.

In November 2002, the Company was served with a complaint filed in the United States District Court for the Northern District of Georgia by Chepstow Limited (“Chepstow”) against the Company, its then Chief Executive Officer, Marshall B. Hunt, its President, William E. Peterson, Jr., and members of Mr. Hunt’s family and a family limited partnership established by Mr. Hunt and his wife. Chepstow alleges that it has a judgment on a promissory note against Mr. Hunt, that it is engaging in post-judgment collection efforts, and that the defendant parties in this action have engaged with Mr. Hunt in fraudulent conveyances of Mr. Hunt’s assets. Specifically, with respect to the Company, Chepstow alleges that, in March 2002, Mr. Hunt transferred 225,000 shares of the Company’s common stock to his family limited partnership, that such transfer was a fraudulent conveyance under Georgia law, that the Company assisted in such transfer, and that the Company engaged in an unlawful conspiracy to hinder, delay or defraud Chepstow as Mr. Hunt’s creditor. Chepstow seeks to void such transfers and injunctive relief, compensatory damages, and punitive damages from the defendants, including the Company. The Company filed a motion to dismiss the action against the Company. In July 2003, the court granted the Company’s motion to dismiss and dismissed the lawsuit against all parties. In August 2003, plaintiff filed a Notice of Appeal with respect to the court’s dismissal and the Company has filed its brief in connection with such appeal. Oral arguments were held on the appeal in January 2004. The Company has entered into an agreement with Chepstow that if the appellate court should reverse the District Court’s dismissal of the lawsuit as to the Company, the continuation of the lawsuit in the District Court will be stayed pending Mr. Hunt’s satisfaction of Chepstow’s judgment against Mr. Hunt and will be dismissed upon Mr. Hunt’s satisfaction of such judgment.

As described in Note 6, the Loan Agreement sets forth certain Events of Default, the occurrence of which would allow the Lender to accelerate the Company’s obligations under the Loan Agreement. See Note 6 herein for a more detailed discussion of the Events of Default thereunder.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On March 15, 2002, the Company entered into a Co-Promotion Agreement with Medtronic under which the Company is promoting and providing technical advice for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain, which agreement was amended in April 2003. If the Company breaches or fails to comply with its obligations under the Co-Promotion Agreement (after giving effect to any applicable cure periods), then Medtronic or 51% of the holders of the aggregate principal amount of the Convertible Notes may accelerate the due date for payment of the Convertible Notes (see Note 6).

13. Supplemental Disclosure of Cash Flow Information

The following represent noncash financing activities for the years ended December 31:

	2003	2002	2001
Short-term debt issued for certain prepaid insurance coverages	$464,540	$598,916	$358,573
Notes issued for purchase of equipment	3,138	—	—
Notes issued for additional Stepic purchase payment	—	—	227,695
Increase in notes receivable—shareholders	—	—	87,001
Noncash payment of short-term bridge loan by the CEO	—	—	425,610
Conversion of convertible notes to common stock	99,500	170,500	—
Insurance of warrants	—	770,139	260,000
Termination of warrant	—	(260,000)	—

Interest paid was $1,758,444, $2,451,670 and $4,619,108 for the years ended December 31, 2003, 2002 and 2001. Taxes paid, net of refunds received, were $81,511, $28,553, and $51,818 for the years ended December 31, 2003, 2002, and 2001.

14. Impairment Charge and Sale of IFM

Effective March 30, 2001 (the “IFM Closing Date”), the Company completed the sale of certain IFM assets for the assumption of the Note related to IFM, cash of $2,250,500 upon closing, and cash of $150,000 due six months from the IFM Closing Date (the “Second Installment”). Assets sold included inventory of $3.3 million, property and equipment of $2.4 million, and intangible assets of $1.6 million. The asset purchase agreement provided for a purchase price adjustment related to certain inventory values within five business days after the IFM Closing Date. Based on the values of the inventory following the IFM Closing Date, the Company recorded an additional purchase price receivable of approximately $70,000 to be received as part of the Second Installment. In addition to the purchase of certain assets, the buyer assumed the Company’s sublease of the IFM facility and the related employees.

The Second Installment in the amount of approximately $220,000 was due on September 30, 2001. The Second Installment has not been paid, and the purchaser has sought indemnification under the asset purchase agreement for the Company’s alleged breach of its representations and warranties set forth in the agreement. On September 24, 2001, the Company filed a Complaint for Declaratory Judgement and Breach of Contract against the purchaser in the Superior Court of Fulton County in the State of Georgia. As of December 31, 2001, the Company had fully reserved the amount due from the purchaser of approximately $220,000. This lawsuit was settled by the parties in July 2002, with no payments due to or due from the Company.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

15. Segment Information and Major Customers

Through September 3, 2002, the Company operated under two reportable segments, manufacturing and distribution. The manufacturing segment includes products manufactured by the Company, as well as products manufactured by third parties on behalf of the Company. The Company sold its distribution business on September 3, 2002 and currently operates under only the manufacturing segment. As a result of the sale, the results of operations of the distribution segment have been reclassed and are included in discontinued operations on the Company’s Statement of Operations for the years ended December 31, 2002 and 2001.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” (see Note 2) to the extent that such policies affect the reported segment information. The Company evaluates the performance of its segments based on gross profit; therefore, selling, general, and administrative costs, as well as research and development, interest income/expense, and provision for income taxes, are reported on an entity-wide basis only.

The table below presents information about the reported sales (which include intersegment sales), gross profit (which include intersegment gross profit) and identifiable assets (which include intersegment receivables) of the Company’s segments as of December 31, 2001 and for the year ended December 31, 2001.

	2001
	Sales	Gross Profit	Identifiable Assets
Manufacturing	$24,700,813	$13,290,988	$35,768,752

Distribution	36,410,217	6,987,362	35,633,080

	$61,111,030	$20,278,350	$71,401,832

A reconciliation of total segment sales to total consolidated sales and of total segment gross profit to total consolidated gross profit of the Company for the year ended December 31, 2001 is as follows:

2001
Total segment sales	$61,111,030
Elimination of intersegment sales	(2,044,241)

Consolidated sales	$59,066,789

Total segment gross profit	$20,278,350
Elimination of intersegment gross profit	41,852

Consolidated gross profit	$20,320,202

A reconciliation of total segment assets to total consolidated assets of the Company as of December 31, 2001 is as follows:

2001
Total segment assets	$71,401,832
Elimination of intersegment receivables	(54,292)

Consolidated assets	$71,347,540

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Company’s operations are located in the United States, except for a sales office in Belgium. Thus, substantially all of the Company’s assets are located domestically. Sales information (excluding discontinued operations of the distribution segment) by geographic area for the three years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
United States	$26,214,017	$19,963,446	$22,833,286
Foreign	1,761,435	1,748,198	1,867,527

Consolidated net sales	$27,975,452	$21,711,644	$24,700,813

No single country outside of the United States is significant to the Company’s revenues. Sales to the Company’s three largest customers collectively amounted to approximately 18%, 15%, and 19% of total sales (excluding discontinued operations of the distribution segment) during the three years ended December 31, 2003, 2002 and 2001, respectively. The revenues of the Company’s distribution segment have been reclassed to discontinued operations in the Company’s Statement of Operations for the years ended December 31, 2002, and 2001. As of December 31, 2003 and 2002, 39% and 36%, respectively, of the consolidated accounts receivable balance consisted of amounts due from the Company’s three largest customers.

The table below presents net sales by major product category (excluding discontinued operations of the distribution segment) for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Ports	$18,857,150	$16,877,656	$18,499,707
Port accessories	3,500,499	1,825,940	1,960,611
Catheters	3,562,942	2,887,644	2,958,445
Pumps	1,618,343	0	0
All other	436,518	120,404	1,282,050

Total net sales	$27,975,452	$21,711,644	$24,700,813

16. Defined Contribution Benefit Plan

The Company maintains a 401(k) profit sharing plan (the “Plan”) that covers essentially all of the Company’s employees. Employees are eligible to participate in the Plan after completing one year of service and attaining the age of 21. Participants in the Plan can contribute up to 15% of their annual salary during the plan year. The Company’s contributions to the Plan, which are based principally on a percentage of the participant’s annual base salary, are discretionary and determined on an annual basis by the Board of Directors. The Company made no contributions to the Plan during the years ended December 31, 2003, 2002 and 2001.

17. Sale of Distribution Segment

On September 3, 2002, the Company sold Stepic to Arrow International, Inc. (“Arrow”) for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, the Company retained assets of approximately $1.1 million in the transaction.

Approximately $7.8 million of the cash proceeds of the Stepic sale were used to pay down all amounts outstanding at closing under the Company’s revolving senior credit facility with the Lender. The Company used the remaining proceeds for working capital purposes. Additionally, as required pursuant to a letter agreement

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

among the Company, ComVest and Medtronic, the Company’s management and Executive Committee delivered to each of ComVest and Medtronic an operating plan and budget (including working capital needs) reflecting its business following the sale of Stepic and a proposal for the use of the remaining proceeds from the sale of Stepic. This operating plan and budget, together with the use of the remaining proceeds, was approved by ComVest and Medtronic and was subsequently ratified by the Company’s board of directors. In connection with this sale, the Company received the consent of LaSalle and the requisite noteholders under the Note Purchase Agreement.

Arrow paid $1.1 million of the cash purchase price into escrow, which sum was distributed to the Company (in an amount equal to $1,051,317 plus interest of $904) and to Arrow (in an amount equal to $48,683) in accordance with the terms of the asset purchase agreement and escrow agreement entered into in connection with the Stepic sale. Finally, Arrow issued to the Company a promissory note in the principal amount of $500,000, which bore interest at an annual rate of 5%. Pursuant to the terms of this note, $250,000 plus interest of $3,664 was paid to the Company on December 19, 2002 and the balance of $250,000 plus interest of $6,199 and was paid to the Company on March 3, 2003.

Net sales and income (loss) from the discontinued operations of the distribution reporting unit are as follows:

	2002	2001
Net sales	$21,987,450	$36,410,217
Net income (loss) from discontinued operations(1)	3,174,623	(230,972)

(1)	For fiscal 2002, this number includes the gain on the sale of Stepic, the Company’s distribution segment.

The major classes of assets and liabilities disposed of were as follows at September 3, 2002:

Accounts, receivable, net	$6,602,504
Inventory	9,117,434
Prepaid expenses and other assets	1,100,030
Property and equipment, net	115,628
Intangibles, net	25,703
Accounts payable	7,518,071
Accrued expenses and other liabilities	336,823

Goodwill of $16.1 million for the Stepic distribution segment was written off in the first quarter of 2002 as part of the Company’s adoption of SFAS No. 142 (Note 2).

18. Subsequent Events

Effective January 16, 2004, Marshall B. Hunt resigned as Chief Executive Officer of the Company. For all severance amounts payable to Mr. Hunt under the Separation Agreement between Mr. Hunt and the Company, the Company’s expense will be recognized in 2004 and will be paid over sixteen months through April 30, 2005.

Effective January 31, 2004, the Employment Agreement between the Company and William E. Peterson, Jr., former President of the Company, expired. For all severance amounts payable to Mr. Peterson under his Employment Agreement, the Company’s expense will be recognized in 2004 and will be paid through January 2005.

Robert J. Wenzel, the Company’s President and Chief Operating Officer, was appointed Interim Chief Executive Officer. L. Bruce Maloy was appointed Corporate Secretary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE

To the Board of Directors

Horizon Medical Products, Inc.

In connection with our audit of the consolidated financial statements of Horizon Medical Products, Inc. and subsidiaries referred to in our report dated February 13, 2004 which is included in the annual report to securityholders and incorporated by reference in Part II of this form, we have also audited Schedule II for the years ended December 31, 2003 and 2002. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    Grant Thornton LLP

Atlanta, Georgia

February 13, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

To the Board of Directors

Horizon Medical Products, Inc. and Subsidiaries

Our audit of the consolidated financial statements included in Horizon Medical Products, Inc.’s Registration Statement on Form S-1/A dated September 11, 2002, referred to in our report dated February 26, 2002, except for Notes 6, 9, 12 and 17 as to which the date is April 15, 2002 and Note 18 as to which the date is September 9, 2002, appearing in the Registration Statement on Form S-4 of RITA Medical Systems, Inc. also included an audit of the accompanying financial statement schedule for the year ended December 31, 2001. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PricewaterhouseCoopers, LLP

Birmingham, Alabama

September 9, 2002

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL INFORMATION

The financial statements listed below are included on the following pages of this joint proxy statement/prospectus:

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED) March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,537,769	$1,806,444
Accounts receivable—trade, net	4,552,159	4,523,643
Inventory, net	5,596,562	5,551,794
Prepaid expenses and other current assets	296,148	264,249

Total Current Assets	11,982,638	12,146,130
Property and equipment, net	1,988,600	2,040,313
Goodwill, net	15,650,356	15,650,356
Intangible assets, net	5,018,710	5,343,403
Other assets	6,228	6,229

Total Assets	$34,646,532	$35,186,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable—trade	$1,033,141	$1,042,897
Accrued salaries and commissions	1,242,833	558,484
Accrued interest	87,385	81,233
Other accrued expenses	328,204	265,791
Current portion of long-term debt	1,347,313	1,396,824

Total Current Liabilities	4,038,876	3,345,229
Long-term debt, net of current portion	16,660,603	16,999,228
Other liabilities	86,466	90,166

Total Liabilities	20,785,945	20,434,623

Commitments and contingent liabilities (Note 6)

Shareholder’s Equity:
Preferred stock, no par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value per share; 100,000,000 shares authorized, 43,946,653 and 43,855,253 shares issued and outstanding as of March 31, 2004 and December 31, 2003	43,947	43,855
Additional paid in capital	75,015,200	74,953,722
Shareholders’ note receivable	(43,565)	(86,544)
Accumulated deficit	(61,154,995)	(60,159,225)

Total Shareholders’ Equity	13,860,587	14,751,808

Total Liabilities and Shareholders’ Equity	$34,646,532	$35,186,431

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
Net sales	$7,086,040	$6,087,516
Cost of goods sold	2,863,198	2,453,159

Gross profit	4,222,842	3,634,357
Selling, general and administrative expenses	4,640,604	3,645,050

Operating loss	(417,762)	(10,693)

Other expense:
Interest expense	(569,574)	(627,662)
Other expense	(8,434)	(14,249)

	(578,008)	(641,911)

Net Loss	$(995,770)	$(652,604)

Basic and diluted earnings per share:
Net loss per share—basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding—basic and diluted	43,888,084	33,904,765

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(995,770)	$(652,604)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	128,685	166,153
Amortization of intangibles	324,693	378,083
Changes in operating assets and liabilities, which provided (used) cash, net:
Accounts receivable, trade	(28,516)	(384,551)
Inventories	(44,768)	349,638
Prepaid expenses and other assets	(31,898)	95,969
Accounts payable, trade	(9,756)	59,433
Accrued expenses and other liabilities	749,214	(13,197)

Net cash provided by (used in) operating activities	91,884	(1,076)

Cash flows from investing activities:
Capital expenditures	(76,972)	(125,149)
Acquisition of intangible assets	—	(286,269)
Cash proceeds from disposition of distribution segment	—	252,943
Proceeds from shareholders’ notes receivable	42,979	—

Net cash used in investing activities	(33,993)	(158,475)

Cash flows from financing activities:
Principal payments on long term debt	(388,136)	(457,068)
Exercise of stock options	61,570	—

Net cash used in financing activities	(326,566)	(457,068)

Net decrease in cash and cash equivalents	(268,675)	(616,619)
Cash and cash equivalents, beginning of period	1,806,444	3,711,514

Cash and cash equivalents, end of period	$1,537,769	$3,094,895

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

The condensed consolidated balance sheet of Horizon Medical Products, Inc. and Subsidiaries (collectively, the “Company”) at December 31, 2003 has been derived from the Company’s audited consolidated financial statements at such date. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim condensed consolidated financial statements at March 31, 2004, and for the three month periods ended March 31, 2004 and 2003 are unaudited; however, these statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. All such adjustments are of a normal recurring nature unless noted otherwise. The results of operations for the interim periods are not necessarily indicative of the results of the full year. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Form 10-K”), including, without limitation, the summary of accounting policies and notes and consolidated financial statements included therein.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 supercedes Auditing Practices Board (“APB”) No. 17 and requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142 on January 1, 2002, the Company recognized an estimated impairment loss of approximately $16.1 million related to its distribution reporting unit. In addition, the Company ceased amortization of its goodwill. The Company’s goodwill amortization was approximately $1.3 million and $1.7 during the years ended December 31, 2001 and 2000, respectively. See Note 7 for the Company’s expected future amortization charges after the adoption of SFAS No. 142.

New Accounting Pronouncements

The FASB recently issued Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits (Statement 132(R). Statement 132(R) retains all of the disclosures that are required by FASB Statement 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, and includes several additional disclosures. The additional disclosures apply to both public and private companies, although there is a delayed effective date for private companies. It also amends APB Opinion 28, Interim Financial Reporting, to require certain disclosures about pension and other postretirement benefit plans in interim financial statements.

The additional annual disclosures in Statement 132(R) are required in financial statements of public companies with fiscal years ending after December 15, 2003 (December 31, 2003 financial statements for an entity with a calendar year-end) except for disclosures about estimated future benefit payments and the additional disclosures for foreign plans, which are effective for fiscal years ending after June 15, 2004. The provisions of Statement 132(R) are effective for nonpublic companies and foreign plans for fiscal years ending after June 15, 2004. The interim-period disclosures are required in interim periods beginning after December 15, 2003 (March 31, 2004 for a calendar year-end company). The adoption of the final interpretation did not have a material impact on its financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The SEC recently issued Staff Accounting Bulletin (SAB) 104, Revenue Recognition, to update SAB 101, Revenue Recognition in Financial Statements (codified in Topic 13: Revenue Recognition), primarily for the following reasons:

•	to reflect the issuance of EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” Because some revenue arrangements contain multiple deliverables, the staff believes that an entity should determine the units of accounting in an arrangement before applying the guidance in SAB 104.

•	to delete the guidance on reporting revenues gross as a principal or net as an agent because EITF Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” provides that guidance.

•	to rescind SAB 101: Revenue Recognition in Financial Statements—Frequently Asked Questions and Answers (FAQ) and incorporate selected portions of the FAQ into Topic 13. The FAQ permitted registrants to elect a policy of not recognizing any revenue on equipment sold on an installed basis until installation is complete. Because EITF Issue 00-21 requires revenue arrangements with multiple deliverables to be divided into separate units of accounting if the criteria in paragraph 9 are met, this election is no longer available to registrants upon adoption of EITF Issue 00-21.

Since SAB 104 is not creating new GAAP, the issuance of SAB 104 should not be considered a change in accounting principle. The implementation of SAB 104 is not expected to have a material impact on the financial statements of the Company.

Stock Based Compensation

As of March 31, 2004, the Company has a stock-based employee compensation plan, the 1998 Stock Incentive Plan, as amended (the “Incentive Plan”), as described in Note 9 of the Company’s consolidated financial statements included in the Form 10-K. The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan, which is an acceptable method for accounting for stock-based employee compensation, despite the adoption of SFAS No. 123. Accordingly, no compensation expense has been recognized by the Company for fixed stock option awards under the Incentive Plan. Had compensation expense for options granted under the Incentive Plan and outside of the Incentive Plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Net Loss:
As reported	$(995,770)	$(652,604)
Pro Forma	$(1,305,159)	$(1,357,553)
Net Loss per share—basic and diluted:
As reported	$(.02)	$(.02)
Pro Forma	$(.03)	$(.04)

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Segments

The Company’s operations are located in the United States, except for a sales office in Belgium. Thus, substantially all of the Company’s assets are located domestically. Sales information by geographic area for the three months ended March 31, 2004 and 2003 is as follows:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
United States	$6,663,997	$5,648,499
Foreign	422,043	439,017

Consolidated Net Sales	$7,086,040	$6,087,516

The table below presents net sales by major product category for the three months ended March 31, 2004 and 2003:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Ports	$4,450,059	$4,550,021
Port Accessories	1,182,131	584,118
Catheters	829,221	767,990
Pumps	516,925	0
All other	107,704	185,387

Consolidated Net Sales	$7,086,040	$6,087,516

2. Inventories

A summary of inventories is as follows:

	March 31, 2004	December 31, 2003
Raw Materials	$3,756,080	$3,351,601
Work in process	330,039	507,305
Finished Goods	3,515,802	3,734,431
Less inventory reserves	(2,005,359)	(2,041,543)

	$5,596,562	$5,551,794

3. Earnings Per Share

A summary of the calculation of basic and diluted earnings per share (“EPS”) is as follows:

	For the Three Months Ended March 31, 2004			For the Three Months Ended March 31, 2003
	Net Loss	Shares	Per-share	Net Loss	Shares	Per-share
	Numerator	Denominator	Amount	Numerator	Denominator	Amount
EPS—basic and diluted	$(995,770)	43,888,084	$(.02)	$(652,604)	33,904,765	$(.02)

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options to purchase 9,244,417 shares of common stock and warrants to purchase 424,448 shares of common stock were outstanding as of March 31, 2004, but are not included in the computation of the March 31, 2004 diluted EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $0.35 to $14.63 and expire between 2008 and 2014. Warrants to purchase 299,448 shares of common stock have an exercise price of $0.01 and expire in 2012. Subsequent to March 31, 2004, these warrants were exercised in full. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.69 and expire in 2006.

Options to purchase 9,445,900 shares of common stock and warrants to purchase 823,619 shares of common stock were outstanding as of March 31, 2003, but are not included in the computation of the March 31, 2003 diluted EPS because the effect would be anti-dilutive. The options had exercise prices ranging from $0.43 to $14.63 and expire between 2008 and 2013. Warrants to purchase 748,619 shares of common stock had an exercise price of $.01 per share and expired in 2012. Warrants to purchase 25,000 shares of common stock had an exercise price of $1.22 and expired in 2011. Warrants to purchase 50,000 shares of common stock had an exercise price of $0.93 and expired in 2005.

4. Long-Term Debt

On March 1, 2002, the Company entered into certain agreements with ComVest Venture Partners, L.P. (“ComVest”), an affiliate of Commonwealth Associates L.P. (“Commonwealth”) to recapitalize the Company (the “Recapitalization”). The Company completed the Recapitalization on March 16, 2002. The following is a summary of certain material provisions of the Recapitalization:

On March 1, 2002, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with ComVest, Medtronic, Inc. (“Medtronic”), and 26 individual and entity Additional Note Purchasers (collectively, the “Additional Note Purchasers”). Under the Note Purchase Agreement, the Company agreed to issue $15 million of Senior Subordinated Convertible Notes (the “Convertible Notes”). Interest on these Convertible Notes is payable quarterly beginning in June 2002 and accrues at a rate of 6% per year for the first six months and 8% per year thereafter until the notes are paid in full and mature on March 16, 2004. The Company issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. On October 21, 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

Under the Note Purchase Agreement, the Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under an Amended and Restated Securityholders Agreement (the “Securityholders Agreement”) or the Co-Promotion Agreement with Medtronic (as amended), under which the Company promotes and provides technical advice for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain, breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of certain proposals related to the Recapitalization at the Company’s 2002 annual meeting of shareholders (the “2002 Annual Meeting”) within 195 of the closing date of the Recapitalization (March 16, 2002). On September 17, 2002, at the 2002 Annual Meeting, the Company’s shareholders approved all such proposals relating to the Recapitalization. Generally, upon an Event of Default, the holders of a majority of the aggregate principal amount of Convertible Notes outstanding may declare the unpaid principal and interest on the Notes immediately due and payable. Additionally, Medtronic may, upon a breach by the Company of its obligations (after applicable cure periods) under the Co-Promotion Agreement or a breach of covenants in the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such Notes immediately due and payable.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also, if the Company defaults under the Note Purchase Agreement, it will be in default under the Loan Agreement with LaSalle (as described below) pursuant to the cross-default provisions contained therein. At March 31, 2004, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement, the Company’s credit facility with LaSalle (as described below) and the Junior Note (as described below), causing the same to become immediately due and payable, was approximately $17.2 million.

The holders of the Convertible Notes have converted in the aggregate a total of $270,000 of the Convertible Notes into 27,000,000 shares of the Company’s common stock at a conversion price of $0.01 per share. An aggregate principal amount of $14,763,000 of Convertible Notes remains outstanding at March 31, 2004. This 27,000,000 shares also includes 3,300,000 shares which were issued to ComVest upon conversion of the Bridge Note (as described below). In connection with the Recapitalization, the Company issued to ComVest a Convertible Bridge Note (the “Bridge Note”). ComVest converted this Bridge Note into 3,300,000 shares of the Company’s common stock at a conversion price of $0.01 per share in 2002, As a result of such conversion, the Bridge Note has been extinguished.

The Company may prepay the Convertible Notes, subject to no prepayment penalty on or before March 16, 2003, a prepayment penalty of 5% between March 17, 2003 and March 16, 2004, and no prepayment penalty through the maturity date of the Convertible Notes (July 16, 2005).

The fair value of the Convertible Notes, which was used in the determination of the extraordinary loss on early extinguishment of debt was $33.3 million. As this value represents a substantial premium to the face value of the debt, the Company recorded the debt at its face value of $15 million, and recorded the premium of $18.3 million as an increase to additional paid-in-capital. The Company determined the fair value of the Convertible Notes by considering their two components, the non-convertible debt of $14,730,000 and the convertible debt of $270,000. The non-convertible debt component’s carrying value of $14,730,000 represents its fair value because, when considered with the convertible component, its terms yield a market rate of return. The convertible component’s fair value was determined by multiplying the fair value of the Company’s stock by the number of shares into which this component is convertible. Thus, 27,000,000 shares multiplied by $0.68940 per share equals $18,613,685. The sum of the non-convertible component’s fair value of $14,730,000 and the convertible component’s fair value of $18,613,685 equals the total debt instrument’s fair value of $33,343,685.

The Company determined the fair value of its stock in a multiple-step process. First, the Company computed its assumed fair value of $13,762,977 at the date of the transaction by multiplying outstanding shares of 16,311,676 by the then current market price per share of $0.84375, which resulted in a fair value of the Company prior to any conversion of the convertible portion of the Convertible Notes. The Company then added to this computed fair value $16,095,909, which represents the difference between the old Bank of America debt of $40,320,909 and the face value of the new debt of $24,225,000. This $16,095,909 difference was credited to additional paid-in-capital. Thus, the new fair value of the Company, prior to any conversion, is $29,858,886. The Company then assumed full conversion of the convertible portion of the notes, which resulted in an additional 27,000,000 shares becoming outstanding. After conversion, the Company would have 43,311,676 shares outstanding, which when divided into the new fair value of $29,858,886, yields a new per share market value of $0.68940.

On March 18, 2002, the Company entered into the LaSalle Credit Facility pursuant to a loan and security agreement (the “Loan Agreement”) with Standard Federal Bank National Association (“SFB”), acting by and through LaSalle, as SFB’s agent (collectively the “Lender”). Under the Loan Agreement, the Lender provided a $20 million Revolving Loan (the “Revolving Loan”) and a $2 million Term Loan (the “Term Loan”). Effective December 23, 2002, in connection with the December Amendment (as defined below), the Revolving Loan limit

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was reduced to $10 million. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an Event of Default (as discussed below).

As collateral, the Company granted a security interest in all of the Company’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of the Company in control of the Lender or any affiliate of the Lender; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to the Company’s business.

The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require the Company to, among other things, maintain accurate and complete records, notify the Lender of major business changes, comply with relevant laws, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, keep collateral in good condition, use proceeds only for business purposes, pay required taxes, maintain all intellectual property, maintain a checking account with LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement (which has been done), grant the Lender the right to conduct appraisals of the collateral on a bi-annual basis, and deliver a survey of the property located at the Company’s offices on Northside Parkway in Atlanta within 60 days of the date of the Loan Agreement (which has been done). The negative covenants restrict the Company’s ability to, among other things, make any guarantees, incur additional indebtedness, grant liens on its assets, enter into business combinations outside the ordinary course of business, pay dividends, make certain investments or loans, allow its equipment to become a fixture to real estate or an accession to personal property, alter its lines of business, settle accounts, or make other fundamental corporate changes.

Effective December 23, 2002, the Company and the Lender amended the Loan Agreement (the “December 2002 Amendment”) to, among other things, amend certain financial maintenance covenants. These covenants, include, but are not limited to, the following:

•	maintaining Tangible Net Worth of $7,500,000 for the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and $8,000,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as the Company’s shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of Statement of Financial Accounting Standards (“SFAS”) No. 142 as determined solely by the Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender);

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 0.15 to 1.0 for the fiscal quarter ending December 31, 2002, 0.3 to 1.0 for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, 0.50 to 1.0 for the fiscal quarter ending December 31, 2003, 0.75 to 1.0 for the fiscal quarter ending March 31, 2004 and 1.0 to 1.0 for the fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter, which was revised in the April 2004 Amendment described below to 0.50 to 1.0 for the fiscal quarter ending March 31, 2004 and each fiscal quarter after March 31, 2004;

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	maintain EBITDA, based on the immediately preceding four fiscal quarters, of $750,000 on December 31, 2002, $1,350,000 on March 31, 2003, $1,475,000 on June 30, 2003 and September 30, 2003, $2,500,000 on December 31, 2003, $3,675,000 on March 31, 2004 and $4,900,000 on June 30, 2004 and each fiscal quarter thereafter, which was revised in the April 2004 Amendment described below to $2,000,000 on each of March 31, 2004, June 30, 2004 and September 30, 2004 and $2,250,000 on December 31, 2004 and thereafter; and

•	limit capital expenditures to no more than $1,500,000 during any fiscal year.

The December 2002 Amendment established a $10 million revolving loan limit and provided that, commencing January 1, 2003, the Company shall pay to the Lender an annual facility fee of $100,000. As of March 31, 2004 and December 31, 2003, the Company had $3.6 million and $2.8 million, respectively, available for borrowing under the revolving portion of the Loan Agreement. As of March 31, 2004 and December 31, 2003, the Company had $666,667 and $833,333, respectively, in borrowings outstanding under the Term Loan. The Company had no borrowings outstanding under the revolving loan as of March 31, 2004 and December 31, 2003. As of March 31, 2004, the Company believes it was in compliance with all covenants in the Loan Agreement (as amended by the December 2002 Amendment and the April 2004 Amendment) set forth above.

In April 2004, the Company amended the Loan Agreement to, among other things, (i) amend the termination provisions of the Loan Agreement to provide the Company the ability to terminate the Loan Agreement prior to the end of the term thereof by paying in full all outstanding liabilities at such time (subject to a prepayment penalty under certain circumstances) and (ii) modify certain financial covenants contained therein (the “April 2004 Amendment”). The financial covenants amended in the April 2004 Amendment are set forth above.

The Loan Agreement also specifies certain Events of Default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by the Company or any guarantor of any obligations with any other Person (as defined in the Loan Agreement) if such breach might have a material adverse effect on the Company or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against the Company or any guarantor, occurrence of a change in control, the occurrence of a Material Adverse Change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any Event of Default, the Lender may accelerate the Company’s obligations under the Loan Agreement.

The Company must repay the Term Loan in 36 equal monthly installments of $55,556 commencing April 2002. The Loan Agreement will automatically renew for one-year terms unless (i) the Lender demands repayment on the Termination Date, (ii) the due date is accelerated as a result of an Event of Default, (iii) the Company gives 90 days notice of its intent to terminate and pays all amounts due in full, (iv) the Company terminates the Loan Agreement prior to the end of the term by giving 10 days notice to Lender of its intent to terminate and pays all amounts due in full or (v) the Lender elects to terminate on or after February 1, 2004 as a result of a Termination Event. A Termination Event is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date (March 15, 2004) of the Convertible Notes at least thirty days past the date of the original term (March 17, 2005) or any applicable renewal term. In October 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

Pursuant to the LaSalle credit facility, the Company also issued to LaSalle and SFB warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share. The Company recorded

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the estimated fair value of the warrant as of March 18, 2002 of approximately $695,000, determined using the Black-Scholes model (using weighted average assumptions as follows:

dividend yield of 0%, expected life of 3 years, expected volatility of 112.2% and a risk free interest rate of 2.43%) as a reduction of the gain on early extinguishment of debt. Effective as of April 30, 2004, these warrants have been exercised in full and cancelled.

A Junior Note (the “Junior Note”) issued in favor of Bank of America in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a principal payment on the Junior Note of $22,500 is payable on the first day of each month until maturity of the Junior Note, at which time a balloon payment of $920,000 is due.

5. Related-Party Transactions

Harold Blue, who was appointed to the Company’s Board of Directors in March 2003, serves as the President of Commonwealth Associates Group Holdings, LLC (“CAGH”). ComVest is an affiliated entity of CAGH. In connection with the Recapitalization, in March 2002, the Company issued Convertible Notes to ComVest in the principal amount equal to $4,400,000. During the first quarter of fiscal 2004 and of fiscal 2003, the Company paid an aggregate of $86,443 and $86,900 in interest to ComVest on the Convertible Notes issued to ComVest.

In the first quarter of 2004, the Company recorded a one-time charge to earnings related to separation payments payable to each of the Company’s former Chief Executive Officer and the Company’s former President, each of whom resigned his position with the Company during the first quarter of 2004. See “Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this joint proxy statement/prospectus for more information concerning this charge and its impact on the Company’s results of operations.

The Company had unsecured loans to a former CEO, a former President of the Company, and a former Vice Chairman of the Board of the Company in the form of notes receivable. In March 2002, approximately $342,000 was paid to the Company by the former CEO of the Company and the former President of the Company in full settlement of their outstanding balances, which included accrued interest. During the third quarter of 2003, the notes that are payable by the former Vice Chairman of the Board were amended to provide for payment by the former Vice Chairman of the Board of principal and interest outstanding of $170,830 under the notes in 12 equal monthly installments, commencing on July 15, 2003. The loans payable by the former Vice Chairman of the Board remain outstanding, with a balance of $43,563 as of March 31, 2004, in compliance with the amended agreement.

See Note 11 of the Company’s consolidated financial statements included in the Form 10-K for a description of the Company’s other related party transactions.

6. Commitments and Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

The Company is subject to numerous federal, state and local environmental laws and regulations. Management believes that the Company is in material compliance with such laws and regulations and that potential environmental liabilities, if any, are not material to the consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is party to license agreements with an individual (the “Licensor”) for the right to manufacture and sell dual lumen fistula needles, dual lumen over-the-needle catheters, dual lumen chronic and acute catheters, and other products covered by the Licensor’s patents or derived from the Licensor’s confidential information. Payments under the agreement vary, depending upon the purchaser, and range from 9% to 15% of the Company’s net sales of such licensed products. Such payments shall continue until the expiration date of each corresponding licensed patent right covering each product under the agreement.

The Company is party to numerous agreements which contain certain provisions regarding change in control, as defined by the agreements, or the acquisition of the Company by a third party. These provisions could result in additional payments being required by the Company should these events, as defined, occur.

In November 2002, the Company was served with a complaint filed in the United States District Court for the Northern District of Georgia by Chepstow Limited (“Chepstow”) against the Company, its Chief Executive Officer, Marshall B. Hunt, its President, William E. Peterson, Jr., and members of Mr. Hunt’s family and a family limited partnership established by Mr. Hunt and his wife. Chepstow alleged that it had a judgment on a promissory note against Mr. Hunt, that it is engaging in post-judgment collection efforts, and that the defendant parties in this action had engaged with Mr. Hunt in fraudulent conveyances of Mr. Hunt’s assets. Specifically, with respect to the Company, Chepstow alleged that, in March 2002, Mr. Hunt transferred 225,000 shares of the Company’s common stock to his family limited partnership, that such transfer was a fraudulent conveyance under Georgia law, that the Company assisted in such transfer, and that the Company engaged in an unlawful conspiracy to hinder, delay or defraud Chepstow as Mr. Hunt’s creditor. Chepstow sought to void such transfers and injunctive relief, compensatory damages, and punitive damages from the defendants, including the Company. The Company filed a motion to dismiss the action against the Company. In July 2003, the court granted the Company’s motion to dismiss and dismissed the lawsuit against all parties. In August 2003, plaintiff filed a Notice of Appeal with respect to the court’s dismissal and the Company has filed its brief in connection with such appeal. Oral arguments were held on the appeal in January 2004. The Company has entered into an agreement with Chepstow that if the appellate court should reverse the District Court’s dismissal of the lawsuit as to the Company, the continuation of the lawsuit in the District Court will be stayed pending Mr. Hunt’s satisfaction of Chepstow’s judgment against Mr. Hunt and will be dismissed upon Mr. Hunt’s satisfaction of such judgment.

As described in Note 4 to the interim condensed consolidated financial statements contained herein, the Loan Agreement sets forth certain Events of Default, the occurrence of which would allow the Lender to accelerate the Company’s obligations under the Loan Agreement (see Note 4 to these interim condensed consolidated financial statements). Also as described in Note 4 above, the Note Purchase Agreement contains certain events of default which could allow the holders of the Convertible Notes to accelerate the due date for payment of the Convertible Notes (see Note 4 to these interim condensed consolidated financial statements).

7. Goodwill and Other Intangible Assets

The Company adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142, the Company recorded an impairment loss of $16.1 million with respect to its distribution business.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s intangible assets as of March 31, 2004 is as follows:

Indefinite lived intangible assets:
Goodwill	$15,650,356

Finite lived intangible assets as of March 31, 2004, subject to amortization expense, are comprised of the following:

	Gross Carrying Amount	Accumulated Amortization	Net
Patents	$8,218,000	$(3,622,719)	$4,595,281
Non-compete and consulting Agreements	2,308,727	(2,247,638)	61,089
Debt issuance costs	1,751,227	(1,463,020)	288,207
Other	212,702	(138,569)	74,133

Total	$12,490,656	$(7,471,946)	$5,018,710

Amortization expense for finite lived intangible assets was $324,693 for the three months ended March 31, 2004. The expected amortization expense for each of the five succeeding fiscal years ended December 31 is as follows:

Remaining 2004	$788,437
2005	684,509
2006	599,724
2007	599,724
2008	569,161
2009	454,404
Thereafter	1,322,751

$5,018,710

8. Shareholders’ Equity

The exercise of stock options added $92 and $61,478 to Common Stock and Additional Paid in Capital in the three months ended March 31, 2004, respectively. The repayment of Notes Receivable from a former Vice Chairman of the Board, as discussed in Note 5, reduced the Shareholder Note receivable in the equity section, by $42,979 during the three months ended March 31, 2004.

9. Subsequent Event

On May 13, 2004, the Company announced that it had entered into an Agreement and Plan of Merger with RITA Medical Systems, Inc. (“Rita”) and Hornet Acquisition Corp., a wholly-owned subsidiary of Rita (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each shareholder of the Company will receive 0.4212 (the “Exchange Ratio”) of a RITA share for each share of the Company’s common stock held. The Exchange Ratio will also be applied to all outstanding options and warrants of the Company. Based on the Exchange Ratio, RITA expects to issue approximately 18,644,039 shares in the merger and assume options and warrants for an additional 3,935,110 shares. The closing of the merger is subject to a number of closing conditions, including the approval of the merger by the Company’s shareholders and Rita’s shareholders.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2001, 2002, and 2003

	Beginning Balance	Charged Expense	Additions to Costs and Other(1)	Deductions(2)	Ending Balance
Year ended December 31, 2001:
Allowance for returns and doubtful accounts	$2,224,822	$554,962	$(688,931)	$1,174,360	$916,493
Inventory reserve	$4,805,397	$195,623		$1,546,259	$3,454,761
Valuation allowance for deferred tax assets(3)	$7,595,077	$2,001,393			$9,596,470
Year ended December 31, 2002:
Allowance for returns and doubtful accounts	$916,493	$204,000		$686,537	$433,956
Inventory reserve	$3,454,761	$1,460		$925,083	$2,531,138
Valuation allowance for deferred tax assets(3)	$9,596,470	$3,239,840			$12,836,310
Year ended December 31, 2003:
Allowance for returns and doubtful accounts	$433,956	$173,000		$133,950	$473,006
Inventory reserve	$2,531,138			$489,595	$2,041,543
Valuation allowance for deferred tax assets(3)	$12,836,310			$674,275	$12,162,035

(1)	Other consists of reclassifications made to the previous year’s consolidated financial statements in order to make them comparable to the current presentation.
(2)	2002 deductions consist of amounts deducted resulting from the sale of the Company’s distribution segment (Stepic).
(3)	The balances of the deferred income tax valuation reserve, $9,596,470 as of December 31, 2001 and January 1, 2002 and $12,836,310 as of December 31, 2002 and January 1, 2003, have been revised from the previously reported balances of $2,001,393 and $3,239,840, respectively, in order to correct typographical errors in the 2001 and 2002 schedules. Accordingly, the amounts previously reported in the “Charged Expense” column for the years ended December 31, 2001 and 2002 have also been revised. The amount previously reported as a “Deduction” in 2001 of $5,593,684 has been revised to be reported as a “Charged Expense” of $2,001,393, and the amount previously reported as a “Charged Expense” in 2002 of $1,238,447 has been revised to an expense of $3,239,840.